Exhibit 10.23

Date     7         April 2011

COSTAMARE INC.

as Borrower

– and –

THE BANKS AND FINANCIAL INSTITUTIONS

listed in Schedule 1

as Lenders

– and –

ING BANK N.V., LONDON BRANCH

as Agent, Mandated Lead Arranger

and Security Trustee

– and –

ING BANK N.V.

as Swap Bank

LOAN AGREEMENT

relating to a loan facility of up to US$140,000,000 to
provide pre- and post-delivery finance for two 8,800 TEU containership newbuildings currently under construction at

Sungdong Shipbuilding and Marine Engineering Co. Ltd.

WATSON, FARLEY & WILLIAMS

Piraeus

INDEX

Clause		Page

1	INTERPRETATION	1

2	FACILITY	18

3	POSITION OF THE LENDERS, THE SWAP BANK AND THE MAJORITY LENDERS	18

4	DRAWDOWN	19

5	INTEREST	21

6	INTEREST PERIODS	24

7	DEFAULT INTEREST	24

8	REPAYMENT AND PREPAYMENT	25

9	CONDITIONS PRECEDENT	29

10	REPRESENTATIONS AND WARRANTIES	30

11	GENERAL UNDERTAKINGS	31

12	CORPORATE UNDERTAKINGS	34

13	INSURANCE	36

14	SHIP COVENANTS	40

15	SECURITY COVER	43

16	PAYMENTS AND CALCULATIONS	45

17	APPLICATION OF RECEIPTS	47

18	APPLICATION OF EARNINGS	48

19	EVENTS OF DEFAULT	50

20	FEES AND EXPENSES	54

21	INDEMNITIES	55

22	NO SET-OFF OR TAX DEDUCTION	57

23	ILLEGALITY, ETC	58

24	INCREASED COSTS	59

25	SET-OFF	60

26	TRANSFERS AND CHANGES IN LENDING OFFICES	61

27	VARIATIONS AND WAIVERS	64

28	NOTICES	65

29	SUPPLEMENTAL	67

30	LAW AND JURISDICTION	67

THIS AGREEMENT is made on          April 2011

BETWEEN

(1)	COSTAMARE INC., as Borrower;

(2)	THE BANKS AND FINANCIAL INSTITUTIONS listed in Schedule 1, as Lenders;

(3)	ING BANK N.V., LONDON BRANCH, as Agent;

(4)	ING BANK N.V., LONDON BRANCH, as Mandated Lead Arranger;

(5)	ING BANK N.V., LONDON BRANCH, as Security Trustee; and

(6)	ING BANK N.V., as Swap Bank.

BACKGROUND

(A)	The Lenders have agreed to make available to the Borrower a facility not exceeding $140,000,000 divided into two Tranches, each to be in an amount of up to the lesser of (a) $70,000,000 and (b) an amount in Dollars equal to 70 per cent. of (i) the Contract Price of the Ship to be financed by that Tranche or (ii) if that Ship is not subject to an Approved Charter on the Drawdown Date of its Delivery Advance, the Initial Market Value of such Ship (which may be on-lent by the Borrower to, or invested by the Borrower in, its wholly-owned subsidiaries Owner A and Owner B, respectively) for the purpose of assisting such subsidiaries in part-financing the acquisition cost of the Ships.

(B)	The Swap Bank has agreed to enter into interest rate swap transactions with the Borrower from time to time to hedge the Borrower’s exposure under this Agreement to interest rate fluctuations.

(C)	The Lenders and the Swap Bank have agreed to share pari passu in the security to be granted to the Security Trustee pursuant to this Agreement.

IT IS AGREED as follows:

1	INTERPRETATION

1.1	Definitions. Subject to Clause 1.5, in this Agreement:

“Account Charge” means, in relation to each Earnings Account and the Retention Account, a deed creating security in respect of that Earnings Account and the Retention Account in the Agreed Form;

“Accounts” means, together, the Earnings Accounts and the Retention Account and in the singular means any of them;

“Advance” means the principal amount of each borrowing by the Borrower under this Agreement;

“Affected Lender” has the meaning given in Clause 5.7;

“Agency and Trust Agreement” means the agency and trust agreement dated the same date as this Agreement and made between the same parties;

“Agent” means ING Bank N.V., London Branch, acting in such capacity through its office at 60 London Wall, London EC2M 5TQ, England, or any successor of it appointed under clause 5 of the Agency and Trust Agreement;

“Agreed Form” means in relation to any document, that document in the form approved in writing by the Agent (acting on the instructions of all the Lenders) or as otherwise approved in accordance with any other approval procedure specified in any relevant provisions of any Finance Document;

“Applicable Accounts” means, in relation to a Compliance Date, the consolidated balance sheets and related consolidated statements of stockholders’ equity, income and cash flows, together with, in the case of the annual consolidated financial statements of the Borrower’s Group, related notes of the Borrower’s Group set out in such financial statements prepared as of the relevant Compliance Date (and which the Borrower is obliged to deliver to the Agent pursuant to Clause 11.5, which accounts are to be prepared in accordance with Clause 11.6);

“Approved Charterer” means Mediterranean Shipping Company S.A. of 40, Avenue Eugene Pittard – 1206 Geneva, Switzerland;

“Approved Charterparty Assignment” means, in relation to a Ship, an assignment of the rights of the Owner of that Ship under the Approved Charter relative thereto executed or to be executed by the relevant Owner in favour of the Security Trustee in the Agreed Form;

“Approved Charters” means, in relation to each Ship, together, the Initial Approved Charter and any Subsequent Approved Charter in respect of that Ship and, in the singular, means any of them;

“Approved Flag” means any of the Greek, Panamanian, Liberian, Marshall Islands, Maltese or Hong Kong flags or any other flag as the Lenders may, in their absolute discretion, approve as the flag on which a Ship may be registered;

“Approved Flag State” means any of Greece, Panama, Liberia, the Marshall Islands, Malta or Hong Kong or any other country in which the Lenders may, in their absolute discretion, approve that a Ship may be registered;

“Approved Manager” means, in relation to a Ship, Costamare Shipping, Ciel Management or Shanghai Costamare or any other company which the Agent may, with the authorisation of the Majority Lenders, approve from time to time as the manager of the Ships;

“Approved Shipbrokers” means, together, H. Clarkson and Company Ltd of London, England, Arrow Research Ltd. of London, England, Braemar Seascope of London, England, Simpson Spence & Young of London, England, Maersk Brokers of London, England and Howe Robinson of London, England and any other independent firm of shipbrokers nominated by the Borrower and approved in writing by the Agent in its absolute discretion from time to time and in the singular means any of them;

“Availability Period” means the period commencing on the date of this Agreement and ending on:

(a)	in relation to a Tranche, the earlier of (i) the Contract Cancellation Date for the Shipbuilding Contract relative to the Ship to be financed by that Tranche and (ii) 31 December 2013 (or such later date as the Agent may, with the authorisation of the Majority Lenders, agree with the Borrower); or
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(b)	if earlier, the date on which the Total Commitments are fully borrowed, cancelled or terminated;

“Bank Levy” means the proposed tax detailed in draft legislation released together with a written ministerial statement by the Financial Secretary to the Treasury of the United Kingdom made on 21 October 2010 as such proposed tax may be subsequently enacted;

“Borrower” means Costamare Inc. a corporation incorporated in the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, MH 96960 the Marshall Islands (and includes their respective successors);

“Borrower’s Group” means the Borrower and each of its subsidiaries;

“Break Costs” means the amount (if any) by which:

(a)	the interest which a Lender should have received for the period from the date of receipt of all or any part of its participation in a Tranche to the last day of the current Interest Period in respect of such Tranche had the principal amount received been paid on the last day of that Interest Period;

exceeds:

(b)	the amount which that Lender would be able to obtain by placing an amount equal to the principal amount received by it on deposit with a leading bank in the London Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period;

“Builder” means Sungdong Shipbuilding and Marine Engineering Co. Ltd., a corporation incorporated and existing under the laws of the Republic of Korea, with its registered office at 1609-2 Hwang-li, Guangdo-myeon, Tongyoung-si, Gyeongnam, the Republic of Korea;

“Business Day” means a day on which banks are open in London and Piraeus and, in respect of a day on which a payment is required to be made under a Finance Document, also in New York City and/or any other relevant place of payment;

“Cash and Cash Equivalents” means the aggregate of:

(a)	the amount of freely available credit balances on any deposit or current or call account;

(b)	the market value of transferable certificates of deposit in a freely convertible currency acceptable to the Lenders issued by a prime international bank; and

(c)	the market value of equity securities (if and to the extent that the Agent is satisfied that there is a ready market for such equity securities) and investment grade debt securities which are publicly traded on a major stock exchange or investment market (valued at market value as at any applicable date of determination)

in each case owned free of any Security Interest (other than a Security Interest in favour of the Security Trustee) by the Borrower or any of its subsidiaries where:

(i)	the market value of any asset specified in paragraph (b) and (c) shall be the bid price quoted for it on the relevant calculation date by the Agent; and
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(ii)	the amount or value of any asset denominated in a currency other than Dollars shall be converted into Dollars using the Agent’s spot rate for the purchase of Dollars with that currency on the relevant calculation date;

“Ciel Management” means Ciel Shipmanagement S.A., a corporation incorporated under the laws of Liberia having a place of business is at 2-6 Aeroporon Street, P. Faliro, Athens, 175 64, Greece;

“Combined Asset Cover Ratio” means, at the relevant time (a) the aggregate of (i) the Market Value of the Ships then subject to a Mortgage and (ii) the market value (determined in accordance with Clause 15.5) of any additional security provided at that time pursuant to Clause 15 expressed as a percentage of (b) the aggregate of the Loan (i) plus the Swap Exposure at that time, if an amount would be owing by the Borrower to the Swap Bank pursuant to the terms of the Master Agreement when such Swap Exposure is calculated or (ii) minus the Swap Exposure at that time, if an amount would be owing by the Swap Bank to the Borrower pursuant to the terms of the Master Agreement when such Swap Exposure is calculated;

“Commitment” means, in relation to a Lender, the amount set opposite its name in Schedule 1, or, as the case may require, the amount specified in the relevant Transfer Certificate, as that amount may be reduced, cancelled or terminated in accordance with this Agreement (and “Total Commitments” means the aggregate of the Commitments of all the Lenders);

“Compliance Date” means 30 June and 31 December in each calendar year;

“Confirmation” and “Early Termination Date”, in relation to any continuing Designated Transaction, have the meanings given in the Master Agreement;

“Contract Cancellation Date” means, in respect of a Shipbuilding Contract, the date on which the Owner which is a party to that Shipbuilding Contract actually cancels, terminates or rescinds that Shipbuilding Contract on account of delay pursuant to the terms of the Shipbuilding Contract;

“Contract Price” means, in relation to each Ship, the final contract price payable for that Ship under the Shipbuilding Contract relative thereto;

“Contractual Currency” has the meaning given in Clause 21.4;

“Contribution” means, in relation to a Lender, the part of the Loan which is owing to that Lender;

“Costamare Shipping” means Costamare Shipping Company S.A., a company incorporated under the laws of Panama and having a place of business at 60, Zephyrou Street & Syngrou Avenue, 175 64 Athens, Greece;

“Creditor Party” means the Agent, the Security Trustee, the Swap Bank or any Lender, whether as at the date of this Agreement or at any later time;

“Deed of Covenant” means, in relation to a Ship subject to a first priority statutory mortgage, a deed of covenant collateral to the Mortgage on the Ship in the Agreed Form;

“Delivery Advances” means, together, the Ship A Delivery Advance and the Ship B Delivery Advance and in the singular means either of them;

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“Delivery Date” means, in relation to a Ship, the date on which that Ship is delivered by the Builder to, and accepted by, the relevant Owner under the applicable Shipbuilding Contract;

“Designated Transaction” means a Transaction which fulfils the following requirements:

(a)	it is entered into by the Borrower pursuant to the Master Agreement with the Swap Bank which, at the time the Transaction is entered into, is also a Lender and the Borrower’s rights under the Master Agreement are subject to a Master Agreement Assignment;

(b)	its purpose is the hedging of the Borrower’s exposure under this Agreement to fluctuations in LIBOR arising from the funding of the Loan (or any part thereof) for a period expiring no later than the final Repayment Date; and

(c)	it is designated by the Borrower, by delivery by the Borrower to the Agent of a notice of designation in the form set out in Schedule ~~6,~~5, as a Designated Transaction for the purposes of the Finance Documents;

“Dollars” and “$” means the lawful currency for the time being of the United States of America;

“Drawdown Date” means, in relation to an Advance, the date requested by the Borrower for the Advance to be made, or (as the context requires) the date on which the Advance is actually made;

“Drawdown Notice” means a notice in the form set out in Schedule 2 (or in any other form which the Agent approves or reasonably requires);

“Earnings” means, in relation to a Ship, all moneys whatsoever which are now, or later become, payable (actually or contingently) to the Owner of that Ship or the Security Trustee and which arise out of the use or operation of that Ship;

“Earnings Account” means, in relation to a Ship, an account in the name of the Owner thereof with the Agent in London or any other account (with that or another office of the Agent) which is designated by the Agent as the Earnings Account in relation to the Ship for the purposes of this Agreement;

“EBITDA” means, as of any Compliance Date, the aggregate amount of the consolidated profits of the Borrower’s Group before interest, taxes, depreciation and amortisation in respect of the Rolling Four Quarter Period ending on the relevant Compliance Date, as shown in the relevant Applicable Accounts;

“Environmental Claim” means:

(a)	any claim by any governmental, judicial or regulatory authority which arises out of an Environmental Incident or which relates to any Environmental Law; or

(b)	any claim by any other person which relates to an Environmental Incident,

and “claim” means a claim for damages, compensation, fines, penalties or any other payment of any kind whether or not similar to the foregoing; an order or direction to take, or not to take, certain action or to desist from or suspend certain action; and any form of enforcement or regulatory action, including the arrest or attachment of any asset;

“Environmental Incident” means:

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(a)	any release of Environmentally Sensitive Material from a Ship; or

(b)	any incident in which Environmentally Sensitive Material is released from a vessel other than a Ship as a result of a collision between a Ship and such other vessel or some other incident of navigation or operation, in either case, in connection with which a Ship is actually arrested, attached, detained or injuncted and/or a Ship and/or any Owner and/or any operator or manager of a Ship is at fault or otherwise liable to any legal or administrative action; or

(c)	any other incident in which Environmentally Sensitive Material is released otherwise than from a Ship and in connection with which a Ship is actually arrested and/or where any Owner and/or any operator or manager of a Ship is at fault or otherwise liable to any legal or administrative action;

“Environmental Law” means any law relating to pollution or protection of the environment, to the carriage of Environmentally Sensitive Material or to actual or threatened releases of Environmentally Sensitive Material;

“Environmentally Sensitive Material” means oil, oil products and any other substance (including any chemical, gas or other hazardous or noxious substance) which is (or is capable of being or becoming) polluting, toxic or hazardous;

“Event of Default” means any of the events or circumstances described in Clause 19.1;

“Finance Documents” means:

(a)	this Agreement;

(b)	the Agency and Trust Agreement;

(c)	the Master Agreement Assignment;

(d)	the Guarantees;

(e)	the Pre-delivery Security Assignments;

(f)	any Deeds of Covenant;

(g)	the General Assignments;

(h)	the Mortgages;

(i)	the Account Charges;

(j)	any Approved Charterparty Assignments;

(k)	the Manager’s Undertakings; and

(l)	any other document (whether creating a Security Interest or not) which is executed at any time by the Borrower, any Owner or any other person as security for, or to establish any form of subordination or priorities arrangement in relation to, any amount payable to the Lenders under this Agreement or any of the other documents referred to in this definition;

“Financial Indebtedness” means, in relation to a person (the “debtor”), a liability of the debtor:

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(a)	for principal, interest or any other sum payable in respect of any moneys borrowed or raised by the debtor;

(b)	under any loan stock, bond, note or other security issued by the debtor;

(c)	under any acceptance credit, guarantee or letter of credit facility or dematerialised equivalent made available to the debtor;

(d)	under a financial lease, a deferred purchase consideration arrangement or any other agreement having the commercial effect of a borrowing or raising of money by the debtor;

(e)	under a guarantee, indemnity or similar obligation entered into by the debtor in respect of a liability of another person which would fall within paragraphs (a) to (d) if the references to the debtor referred to the other person;

“Financial Year” means, in relation to the Borrower’s Group and each Owner, each period of 1 year commencing on 1 January in respect of which its audited accounts are or ought to be prepared;

“General Assignment” means, in relation to a Ship, a general assignment of the Earnings, the Insurances and any Requisition Compensation in the Agreed Form;

“Guarantee” means, in relation to each Owner, a guarantee of the obligations of the Borrower under this Agreement, the Master Agreement and the other Finance Documents in the Agreed Form;

“Individual Asset Cover Ratio” means, at any relevant time in relation to a Ship and the Tranche used to finance it (a) the aggregate of (i) the Market Vale of that Ship and (ii) the market value (determined in accordance with Clause 15.5) of any additional security provided at that time pursuant to Clause 15 in respect of that Tranche expressed as a percentage of (b) the aggregate of that Tranche (i) plus the Relevant Percentage of the Swap Exposure at that time if an amount would be owing by the Borrower to the Swap Bank pursuant to the terms of the Master Agreement when such Swap Exposure is calculated or (ii) minus the Relevant Percentage of the Swap Exposure at that time if an amount would be owing by the Swap Bank to the Borrower pursuant to the terms of the Master Agreement when such Swap Exposure is calculated;

“Initial Approved Charter” means, in relation to a Ship, a time charterparty in respect of that Ship with the Approved Charterer having a duration of at least 10 years at a daily hire rate of $42,000;

“Initial Market Value” means, in respect of a Ship, the Market Value of that Ship determined pursuant to the valuation referred to in paragraph 7 of Schedule 3, Part C;

“Insurances” means, in relation to a Ship:

(a)	all policies and contracts of insurance, including entries of the Ship in any protection and indemnity or war risks association, effected in respect of the Ship, its Earnings or otherwise in relation to it whether before, on or after the date of this Agreement; and

(b)	all rights and other assets relating to, or derived from, any of the foregoing, including any rights to a return of a premium and any rights in respect of any claim whether or not the relevant policy, contract of insurance or entry has expired on or before the date of this Agreement;

“Interest Period” means a period determined in accordance with Clause 6;

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“ISM Code” means the International Safety Management Code (including the guidelines on its implementation), adopted by the International Maritime Organisation as the same may be amended or supplemented from time to time (and the terms “safety management system”, “Safety Management Certificate” and “Document of Compliance” have the same meanings as are given to them in the ISM Code);

“ISPS Code” means the International Ship and Port Facility Security Code as adopted by the International Maritime Organisation, as the same may be amended or supplemented from time to time;

“ISSC” means a valid and current International Ship Security Certificate issued under the ISPS Code;

“Konstantakopoulos Family” means, together, each of the following:

(a)	Mr Vasileios Kostantakopoulos;

(b)	Mr Kostantinos V. Kostantakopoulos;

(c)	Mr Achillefs V. Kostantakopoulos;

(d)	Mr Christos V. Kostantakopoulos;

(e)	all the lineal descendants in direct line of any of the said Messrs. Vassileios Kostantakopoulos, Achillefs V. Kostantakopoulos, Kostantinos V. Kostantakopoulos and Christos V. Konstantakopoulos;

(f)	a husband or wife, or former husband or wife, or widower or widow of any of the above persons;

(g)	the estates, trusts or legal representatives of any of the above persons (whether controlled by any of them or being the beneficiaries of any of them); and

(h)	each company (other than a member of the Borrower’s Group) legally or beneficially owned or (as the case may be) controlled by one or more of the persons or entities which would fall within paragraphs (a) to (f) of this definition, and each one of the above shall be referred to as “a member of the Konstantakopoulos Family”;

“Lender” means a bank or financial institution listed in Schedule 1 and acting through its branch indicated in Schedule 1 (or through another branch notified to the Agent under Clause 26.14) or its permitted transferee, successor or assign;

“LIBOR” means, in relation to any period for which an interest rate is to be determined under any provision of a Finance Document:

(a)	the applicable Screen Rate; or

(b)	if no Screen Rate is available for that period, the Reference Bank’s Cost of Funding,

as of 11 a.m. (London time) on the Quotation Date for that period for the offering of deposits in the relevant currency and for a period comparable to that period;

“Loan” means the principal amount for the time being outstanding under this Agreement;

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“Major Casualty” means, in relation to a Ship, any casualty to the Ship in respect of which the claim or the aggregate of the claims against all insurers, before adjustment for any relevant franchise or deductible, exceeds $2,000,000 or the equivalent in any other currency;

“Majority Lenders” means:

(a)	before an Advance has been made, Lenders whose Commitments total 66.67 per cent. of the Total Commitments; and

(b)	after an Advance has been made, Lenders whose Contributions total 66.67 per cent. of the Loan;

“Management Agreement” means, in relation to each Ship, an agreement made or to be made between (i) the Owner of that Ship and (ii) the Approved Manager in respect of the commercial and technical management of the Ship and, in the plural, means all of them;

“Manager’s Undertaking” means, in relation to each Ship, a letter of undertaking executed or to be executed by the Approved Manager in favour of the Security Trustee in the Agreed Form agreeing certain matters in relation to the management of that Ship and subordinating the rights of the Approved Manager against the Ship and the Owner thereof to the rights of the Creditor Parties under the Finance Documents;

“Mandated Lead Arranger” means ING Bank N.V., London Branch acting through its office at 60 London Wall, London EC2M 5TQ, England;

“Mandatory Cost” means the percentage rate per annum calculated by the Agent in accordance with Schedule 7;

“Market Value” means, in relation to each Ship, the market value thereof calculated in accordance with Clause 15.3;

“Margin” means 2.50 per cent. per annum;

“Master Agreement” means a master agreement (on the 1992 or, as the case may be, 2002 ISDA (Multicurrency - Crossborder) form) made between the Borrower and the Swap Bank and includes all Designated Transactions from time to time entered into and Confirmations from time to time exchanged under the master agreement;

“Master Agreement Assignment” means the assignment of the Master Agreement in the Agreed Form;

“Mortgage” means, in relation to each Ship, a first priority or preferred mortgage on that Ship executed or to be executed by the relevant Owner in favour of the Security Trustee or, as the case may be, the Lenders, in each case in the Agreed Form;

“Net Interest Expense” means, as of any Compliance Date, the aggregate of all interest, commitment and other fees, commissions, discounts and other costs, charges or expenses accruing due from all the members the Borrower’s Group less any interest income received from all members of the Borrower’s Group, in each case during the Rolling Four Quarter Period ending on the relevant Compliance Date, determined on a consolidated basis in accordance with USGAAP and as shown in the consolidated statements of income for the Borrower’s Group in the relevant Applicable Accounts;

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“Negotiation Period” has the meaning given in Clause 5.10;

“Notifying Lender” has the meaning given in Clause 23.1 or Clause 24.1 as the context requires;

“Owner A” means Jodie Shipping Co., a corporation which is a wholly-owned subsidiary of the Borrower incorporated and existing under the laws of the Republic of Liberia and having its registered office at 80 Broad Street, Monrovia, Liberia;

“Owner B” means Kayley Shipping Co., a corporation which is a wholly-owned subsidiary of the Borrower incorporated and existing under the laws of the Republic of Liberia and having its registered office at 80 Broad Street, Monrovia, Liberia;

“Owners” means, together Owner A and Owner B and in the singular means either of them;

“Payment Currency” has the meaning given in Clause 21.4;

“Permitted Security Interests” means:

(a)	Security Interests created by the Finance Documents;

(b)	liens for unpaid master’s and crew’s wages in accordance with usual maritime practice;

(c)	liens for salvage;

(d)	liens arising by operation of law for not more than 2 months’ prepaid hire under any charter in relation to a Ship not prohibited by this Agreement;

(e)	liens for master’s disbursements incurred in the ordinary course of trading and any other lien arising by operation of law or otherwise in the ordinary course of the operation, repair or maintenance of a Ship, provided such liens do not secure amounts more than 60 days overdue (unless the overdue amount is being contested by the relevant Owner in good faith by appropriate steps) and subject, in the case of liens for repair or maintenance, to Clause 14.13(g);

(f)	any Security Interest created in favour of a plaintiff or defendant in any proceedings or arbitration as security for costs and expenses while an Owner is actively prosecuting or defending such proceedings or arbitration in good faith; and

(g)	Security Interests arising by operation of law in respect of taxes which are not overdue for payment or in respect of taxes being contested in good faith by appropriate steps and in respect of which appropriate reserves have been made;

“Pertinent Document” means:

(a)	any Finance Document;

(b)	any policy or contract of insurance contemplated by or referred to in Clause 13 or any other provision of this Agreement or another Finance Document;

(c)	any other document contemplated by or referred to in any Finance Document; and
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(d)	any document which has been or is at any time sent by or to a Servicing Bank in contemplation of or in connection with any Finance Document or any policy, contract or document falling within paragraphs (b) or (c);

“Pertinent Jurisdiction”, in relation to a company, means:

(a)	England and Wales;

(b)	the country under the laws of which the company is incorporated or formed;

(c)	a country in which the company has the centre of its main interests or which the company’s central management and control is exercised;

(d)	a country in which the overall net income of the company is subject to corporation tax, income tax or any similar tax;

(e)	a country in which assets of the company (other than securities issued by, or loans to, related companies) having a substantial value are situated, in which the company maintains a branch or permanent place of business, or in which a Security Interest created by the company must or should be registered in order to ensure its validity or priority; and

(f)	a country the courts of which have jurisdiction to make a winding up, administration or similar order in relation to the company, whether as a main or territorial or ancillary proceedings, or which would have such jurisdiction if their assistance were requested by the courts of a country referred to in paragraphs (b) or (c);

“Pertinent Matter” means:

(a)	any transaction or matter contemplated by, arising out of, or in connection with a Pertinent Document; or

(b)	any statement relating to a Pertinent Document or to a transaction or matter falling within paragraph (a),

and covers any such transaction, matter or statement, whether entered into, arising or made at any time before the signing of this Agreement or on or at any time after that signing;

“Potential Event of Default” means an event or circumstance which, with the giving of any notice, the lapse of time, a determination of the Majority Lenders and/or the satisfaction of any other condition, would constitute an Event of Default;

“Pre-delivery Advances” means, together, the Ship A Pre-delivery Advances and the Ship B Pre-delivery Advances and in the singular means any of them;

“Pre-delivery Security Assignment” means, in relation to an Owner, an assignment of the Shipbuilding Contract and of the Refund Guarantee relevant to that Owner, to be given by that Owner in favour of the Lender, in the Agreed Form and in the plural means both of them;

“Quotation Date” means, in relation to any period for which an interest rate is to be determined under any provision of a Finance Document, the day which is 2 Business Days before the first day of that period, unless market practice differs in the London Interbank Market for a currency, in which case the Quotation Date will be determined by the Agent in accordance with market practice in the London Interbank Market (and if

11

quotations would normally be given by leading banks in the London Interbank Market on more than one day, the Quotation Date will be the last of those days);

“Reference Bank” means, subject to Clause 26.16, ING Bank N.V., London Branch;

“Reference Bank’s Cost of Funding” means, at any relevant time, the rate per annum quoted by the Reference Bank to leading banks in the London Interbank Market, as such rate shall be supplied by the Reference Bank to the Agent at its request;

“Refund Guarantees” means, together, the Ship A Refund Guarantee and the Ship B Refund Guarantee, and in the singular means either of them;

“Refund Guarantor” means the Export-Import Bank of Korea acting through its office at 16-1, Yoido-Dong, Yeongdeungpo-Gu, Seoul, 150-996, Korea;

“Relevant Percentage of the Swap Exposure” means, in relation to a Tranche, the Swap Exposure multiplied by a fraction of which the numerator is the relevant Tranche outstanding at that time and the denominator the Loan outstanding at that time;

“Relevant Person” has the meaning given in Clause 19.9;

“Repayment Date” means a date on which a repayment is required to be made under Clause 8;

“Requisition Compensation” includes all compensation or other moneys payable by reason of any act or event such as is referred to in paragraph (b) of the definition of “Total Loss”;

“Retention Account” means an account in the name of the Borrower with the Agent in London designated “Costamare Inc. – Retention Account” or any other account (with that or another office of the Agent) which is designated by the Agent as the Retention Account for the purposes of this Agreement;

“Rolling Four Quarter Period” means, as of a Compliance Date, the 12-month period ending on such Compliance Date;

“Screen Rate” means, in relation to any period for which an interest rate is to be determined under any provision of a Finance Document, the British Bankers’ Association Interest Settlement Rate for the relevant currency and period displayed on the appropriate page of the Reuters screen. If the agreed page is replaced or service ceases to be available, the Agent may specify another page or service displaying the appropriate rate after consultation with the Borrower and the Lenders;

“Secured Liabilities” means all liabilities which the Borrower, the Security Parties or any of them have, at the date of this Agreement or at any later time or times, under or in connection with any Finance Document or any judgment relating to any Finance Document; and for this purpose, there shall be disregarded any total or partial discharge of these liabilities, or variation of their terms, which is effected by, or in connection with, any bankruptcy, liquidation, arrangement or other procedure under the insolvency laws of any country;

“Security Interest” means:

(a)	a mortgage, charge (whether fixed or floating) or pledge, any maritime or other lien or any other security interest of any kind;

(b)	the security rights of a plaintiff under an action in rem; and
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(c)	any arrangement entered into by a person (A) the effect of which is to place another person (B) in a position which is similar, in economic terms, to the position in which B would have been had he held a security interest over an asset of A; but this paragraph (c) does not apply to a right of set off or combination of accounts conferred by the standard terms of business of a bank or financial institution;

“Security Party” means each Owner and any other person (except a Creditor Party or any Approved Manager) who, as a surety or mortgagor, as a party to any subordination or priorities arrangement, or in any similar capacity, executes a document falling within the last paragraph of the definition of “Finance Documents”;

“Security Period” means the period commencing on the date of this Agreement and ending on the date on which the Agent notifies the Borrower, the Security Parties and the Lenders that:

(a)	all amounts which have become due for payment by the Borrower or any Security Party under the Finance Documents have been paid;

(b)	no amount is owing or has accrued (without yet having become due for payment) under any Finance Document;

(c)	neither the Borrower nor any Security Party has any future or contingent liability under Clauses 20, 21 or 22 or any other provision of this Agreement or another Finance Document; and

(d)	the Agent, the Security Trustee and the Majority Lenders do not consider that there is a significant risk that any payment or transaction under a Finance Document would be set aside, or would have to be reversed or adjusted, in any present bankruptcy of the Borrower or a Security Party or in any present proceeding relating to a Finance Document or any asset covered (or previously covered) by a Security Interest created by a Finance Document;

“Security Trustee” means ING Bank N.V., London Branch, acting in such capacity through its office at 60 London Wall, London EC2M 5TQ, England, or any successor of it appointed under clause 5 of the Agency and Trust Agreement;

“Servicing Bank” means the Agent or the Security Trustee;

“Shanghai Costamare” means Shanghai Costamare Ship Management Co., Ltd., a company incorporated in the People’s Republic of China and having its principal place of business at 38F Sino Life Tower, 707 Zhangyang Road, Pudong New District, Shanghai, PRC 200122;

“Ship A” means the newbuilding containership of approximately 8,800 TEU currently being constructed by the Builder and having Builder’s Hull No. S4010, which is to be purchased by Owner A pursuant to the Ship A Shipbuilding Contract and which on the relevant Delivery Date is to be registered in its ownership under an Approved Flag;

“Ship A Delivery Advance” means the Advance relating to Ship A made or to be made available on or at any time after (but before the last day of the Availability Period) the Delivery Date of Ship A;

“Ship A Pre-delivery Advances” means the Advances relating to Ship A made or to be made available to finance or refinance the payment of a pre-delivery stage payment under the Ship A Shipbuilding Contract and in the singular means any of them;

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“Ship A Refund Guarantee” means the irrevocable and unconditional refund guarantee issued by the Refund Guarantor in favour of Owner A in relation to each stage payment made or to be made by Owner A to the Builder pursuant to the Ship A Shipbuilding Contract prior to the relevant Delivery Date;

“Ship A Shipbuilding Contract” means the shipbuilding contract dated 28 January 2011 (as amended by addendum no.1 dated 10 February 2011), both made between the Builder and Owner A for the construction by the Builder of Ship A and its purchase by Owner A, as supplemented from time to time;

“Ship B” means the newbuilding container of approximately 8,800 TEU currently being constructed by the Builder and having Builder’s Hull No. S4011, which is to purchased by Owner B pursuant to the Ship B Shipbuilding Contract and which on the relevant Delivery Date is to be registered in its ownership under an Approved Flag;

“Ship B Delivery Advance” means the Advance relating to Ship B made or to be made available on the Delivery Date of Ship B;

“Ship B Pre-delivery Advances” means the Advances relating to Ship B made or to be made available to finance or refinance the payment of a pre-delivery stage payment under the Ship B Shipbuilding Contract and in the singular means any of them;

“Ship B Refund Guarantee” means the irrevocable and unconditional refund guarantee issued by the Refund Guarantor in favour of Owner B in relation to each stage payment made or to be made by Owner B to the Builder pursuant to the Ship B Shipbuilding Contract prior to the relevant Delivery Date;

“Ship B Shipbuilding Contract” means the shipbuilding contract dated 28 January 2011 (as amended by addendum no.1 dated 10 February 2011) made between the Builder and Owner B, for the construction by the Builder of Ship B and its purchase by Owner B, as supplemented from time to time;

“Shipbuilding Contracts” means, together, the Ship A Shipbuilding Contract and the Ship B Shipbuilding Contract, and in the singular means either of them;

“Ships” means, together, Ship A and Ship B, and in the singular means either of them;

“Short Term Supplement Rate” means, at any relevant time in respect of any Interest Period of less than 6 months’ duration, the rate per annum by which the Reference Bank’s Cost of Funding exceeds the applicable Screen Rate at that time;

“Subsequent Approved Charter” means, in relation to a Ship, any contract of employment in respect of that Ship in each case in form and on terms and conditions and with a charterer reasonably acceptable to the Majority Lenders;

“Swap Bank” means ING Bank N.V., acting in its capacity as swap bank through its Amsterdam office at Foppingadreef 7, PO Box 1800, NL-1000 BV Amsterdam, The Netherlands or through its London office at 60 London Wall, London EC2M 5TQ, England;

“Swap Exposure” means, as at any relevant date, the amount certified by the Swap Bank to the Agent to be the aggregate net amount in Dollars which would be payable by the Borrower to the Swap Bank or by the Swap Bank to the Borrower under (and calculated in accordance with) section 6(e) (Payments on Early Termination) of the Master Agreement if an Early Termination Date had occurred on the relevant date in relation to all continuing Designated Transactions entered into between the Borrower and the Swap Bank;

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“Total Bank Debt” means, as at the date of calculation, the aggregate amount, on consolidated basis, of (a) all short-term interest bearing Financial Indebtedness owing by members of the Borrower’s Group (excluding, for the avoidance of doubt, any Financial Indebtedness due to another member of the Borrower’s Group and any Financial Indebtedness falling within item (e) of the definition of “Financial Indebtedness”) which is included in the Applicable Accounts under the heading “Current Liabilities” and (b) the long-term interest bearing Financial Indebtedness owing by members of the Borrower’s Group (excluding for the avoidance of doubt any Financial Indebtedness due to another member of the Borrower’s Group and any Financial Indebtedness falling within item (e) of the definition of “Financial Indebtedness”) computed in each case in accordance with USGAAP;

“Total Loss” means, in relation to a Ship:

(a)	the actual, constructive, compromised, agreed or arranged total loss of that Ship;

(b)	any expropriation, confiscation, requisition or acquisition of that Ship, whether for full consideration, a consideration less than its proper value, a nominal consideration or without any consideration, which is effected by any government or official authority or by any person or persons claiming to be or to represent a government or official authority (excluding a requisition for hire) unless it is within 3 months redelivered to the full control of the Owner of the Ship; and

(c)	any arrest, capture, seizure or detention of the Ship (including any hijacking or theft) unless it is within 6 months redelivered to the full control of the Owner of the Ship;

“Total Loss Date” means, in relation to a Ship:

(a)	in the case of an actual loss of that Ship, the date on which it occurred or, if that is unknown, the date when the Ship was last heard of;

(b)	in the case of a constructive, compromised, agreed or arranged total loss of that Ship, the date of any compromise, arrangement or agreement made by or on behalf of the Owner of that Ship with that Ship’s insurers in which the insurers agree to treat that Ship as a total loss; and

(c)	in the case of any other type of total loss, on the date (or the most likely date) on which it reasonably appears to the Agent that the event constituting the total loss occurred;

“Tranche” means, in relation to a Ship, an amount of $70,000,000 or, as the context may require, the aggregate principal amount of the Pre-delivery Advances and the Delivery Advances for that Ship outstanding at the relevant time under this Agreement;

“Transfer Certificate” has the meaning given in Clause 26.2;

“Transaction” has the meaning given in the Master Agreement;

“Trust Property” has the meaning given in clause 3.1 of the Agency and Trust Agreement; and

“USGAAP” means generally accepted accounting principles as from time to time in effect in the United States of America.

1.2	Construction of certain terms. In this Agreement:
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“administration notice” means a notice appointing an administrator, a notice of intended appointment and any other notice which is required by law (generally or in the case concerned) to be filed with the court or given to a person prior to, or in connection with, the appointment of an administrator;

“approved” means, for the purposes of Clause 13, approved in writing by the Agent;

“asset” includes every kind of property, asset, interest or right, including any present, future or contingent right to any revenues or other payment;

“company” includes any partnership, joint venture and unincorporated association;

“consent” includes an authorisation, consent, approval, resolution, licence, exemption, filing, registration, notarisation and legalisation;

“contingent liability” means a liability which is not certain to arise and/or the amount of which remains unascertained;

“document” includes a deed; also a letter or fax;

“excess risks” means, in relation to a Ship, the proportion of claims for general average, salvage and salvage charges not recoverable under the hull and machinery policies in respect of the Ship in consequence of its insured value being less than the value at which the Ship is assessed for the purpose of such claims;

“expense” means any kind of cost, charge or expense (including all legal costs, charges and expenses) and any applicable value added or other tax;

“law” includes any order or decree, any form of delegated legislation, any treaty or international convention and any regulation or resolution of the Council of the European Union, the European Commission, the United Nations or its Security Council;

“legal or administrative action” means any legal proceeding or arbitration and any administrative or regulatory action;

“liability” includes every kind of debt or liability (present or future, certain or contigent), whether incurred as principal or surety or otherwise;

“months” shall be construed in accordance with Clause 1.3;

“obligatory insurances” means, in relation to a Ship, all insurances effected, or which the Owner owning that Ship is obliged to effect, under Clause 13 or any other provision of this Agreement or another Finance Document;

“parent company” has the meaning given in Clause 1.4;

“person” includes any company; any state, political sub-division of a state and local or municipal authority; and any international organisation;

“policy”, in relation to any insurance, includes a slip, cover note, certificate of entry or other document evidencing the contract of insurance or its terms;

“protection and indemnity risks” means the usual risks covered by a protection and indemnity association being a member of the International Group of P&I Clubs or any successor organisation, including pollution risks and the proportion (if any) of any sums payable to any other person or persons in case of collision which are not recoverable under the hull and machinery policies by reason of the incorporation in them of clause 6 of the International Hull Clauses (1/11/02 or 1/11/03) or clause 8 of the Institute Time

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Clauses (Hulls) (1/11/95) or clause 8 of the Institute Time Clauses (Hulls) (1/10/83) or the Institute Amended Running Down Clause (1/10/71) or any equivalent provision, whichever is applicable in the case of the relevant Ship;

“regulation” includes any regulation, rule, official directive, request or guideline having the force of law of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

“subsidiary” has the meaning given in Clause 1.4;

“tax” includes any present or future tax, duty, impost, levy or charge of any kind which is imposed by any state, any political sub-division of a state or any local or municipal authority (including any such imposed in connection with exchange controls), and any connected penalty, interest or fine; and

“war risks” includes the risk of mines, blocking and trapping risks, primary war protection and indemnity risks and all risks excluded by clause 29 of the International Hull Clauses (1/11/02 or 1/11/03) or clause 24 of the Institute Time Clauses (Hulls)(1/11/95) or clause 23 of the Institute Time Clauses (Hulls) (1/10/83) or any equivalent provision, whichever is applicable in the case of the relevant Ship.

1.3	Meaning of “month”. A period of one or more “months” ends on the day in the relevant calendar month numerically corresponding to the day of the calendar month on which the period started (“the numerically corresponding day”), but:

(a)	on the Business Day following the numerically corresponding day if the numerically corresponding day is not a Business Day or, if there is no later Business Day in the same calendar month, on the Business Day preceding the numerically corresponding day; or

(b)	on the last Business Day in the relevant calendar month, if the period started on the last Business Day in a calendar month or if the last calendar month of the period has no numerically corresponding day, and “month” and “monthly” shall be construed accordingly.

1.4	Meaning of “subsidiary”. A company (S) is a subsidiary of another company (P) if:

(a)	a majority of the issued shares in S (or a majority of the issued shares in S which carry unlimited rights to capital and income distributions) are directly owned by P or are indirectly attributable to P; or

(b)	P has direct or indirect control over a majority of the voting rights attaching to the issued shares of S; or

(c)	P has the direct or indirect power to appoint or remove a majority of the directors of S,

and any company of which S is a subsidiary is a parent company of S.

1.5	General Interpretation. In this Agreement:

(a)	references to, or to a provision of, a Finance Document or any other document are references to it as amended or supplemented, whether before the date of this Agreement or otherwise;

(b)	reference to, or to a provision of, any law include any amendment, extension, re-enactment or replacement, whether made before the date of this Agreement or otherwise;

(c)	words denoting the singular number shall include the plural and vice versa; and
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(d)	Clauses 1.1 to 1.5 apply unless the contrary intention appears.

1.6	Headings. In interpreting a Finance Document or any provision of a Finance Document, all clause, sub-clause and other headings in that and any other Finance Document shall be entirely disregarded.

1.7	Event of Default. An Event of Default is “continuing” if it has not been remedied or waived.

2	FACILITY

2.1	Amount of facility. Subject to the other provisions of this Agreement, the Lenders shall make available to the Borrower a loan facility not exceeding $140,000,000 divided into two Tranches, each in an amount not exceeding the lesser of (a) $70,000,000 and (b) an amount in Dollars equal to 70 per cent. of (i) the Contract Price of the Ship to be financed by that Tranche or (ii) if that Ship is not subject to an Approved Charter on the Drawdown Date of its Delivery Advance, the Initial Market Value of such Ship.

2.2	Lenders’ participations in Advances. Subject to the other provisions of this Agreement, each Lender shall participate in each Advance in the proportion which, as at the relevant Drawdown Date, its Commitment bears to the Total Commitments.

2.3	Purpose of Advances. The Borrower undertakes with each Creditor Party to use each Advance only for the purpose stated in the preamble to this Agreement.

3	POSITION OF THE LENDERS, THE SWAP BANK AND THE MAJORITY LENDERS

3.1	Interests of Lenders and Swap Bank several. The rights of the Lenders and the Swap Bank under this Agreement and the Master Agreement are several; accordingly:

(a)	each Lender shall be entitled to sue for any amount which has become due and payable by the Borrower to it under this Agreement; and

(b)	the Swap Bank shall be entitled to sue for any amount which has become due and payable by the Borrower to it under the Master Agreement,

without joining the Agent, the Security Trustee, any other Lender and the Swap Bank as additional parties in the proceedings.

3.2	Proceedings by individual Lender or Swap Bank. However, without the prior consent of the Majority Lenders, no Lender nor the Swap Bank may bring proceedings in respect of:

(a)	any other liability or obligation of the Borrower or a Security Party under or connected with a Finance Document or the Master Agreement; or

(b)	any misrepresentation or breach of warranty by the Borrower or a Security Party in or connected with a Finance Document or the Master Agreement.

Clause 19.2 shall apply to any action which may be taken by the Agent and/or the Security Trustee, acting on the instructions of the Majority Lenders, following the occurrence of an Event of Default (including, without limitation, the enforcement of any of the Security Interests created by the Finance Documents).

3.3	Obligations several. The obligations of the Lenders and the Swap Bank under this Agreement and of the Swap Bank under the Master Agreement are several; and a failure
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of a Lender or the Swap Bank to perform its obligations under this Agreement or of the Swap Bank to perform its obligations under the Master Agreement shall not result in:

(a)	the obligations of the other Lenders or (as the case may be) the Swap Bank being increased; nor

(b)	the Borrower, any Security Party or any other Creditor Party being discharged (in whole or in part) from its obligations under any Finance Document,

and in no circumstances shall a Lender or the Swap Bank have any responsibility for a failure of another Lender or the Swap Bank to perform its obligations under this Agreement or the Master Agreement.

3.4	Parties bound by certain actions of Majority Lenders. Every Lender, the Swap Bank, the Borrower and each Security Party shall be bound by:

(a)	any determination made, or action taken, by the Majority Lenders under any provision of a Finance Document;

(b)	any instruction or authorisation given by the Majority Lenders to the Agent or the Security Trustee under or in connection with any Finance Document (subject always to Clause 27.2);

(c)	any action taken (or in good faith purportedly taken) by the Agent or the Security Trustee in accordance with such an instruction or authorisation.

3.5	Reliance on action of Agent. However, the Borrower and each Security Party:

(a)	shall be entitled to assume that the Majority Lenders have duly given any instruction or authorisation which, under any provision of a Finance Document, is required in relation to any action which the Agent has taken or is about to take; and

(b)	shall not be entitled to require any evidence that such an instruction or authorisation has been given.

3.6	Construction. In Clauses 3.4 and 3.5 references to action taken include (without limitation) the granting of any waiver or consent, an approval of any document and an agreement to any matter.

4	DRAWDOWN

4.1	Request for Advance. Subject to the following conditions, the Borrower may request an Advance to be made by ensuring that the Agent receives a completed Drawdown Notice not later than 11.00 a.m. (London time) 2 Business Days prior to the intended Drawdown Date.

4.2	Availability. The conditions referred to in Clause 4.1 are that:

(a)	a Drawdown Date has to be a Business Day during the Availability Period;

(b)	an Advance shall relate to either Ship and shall be either a Pre-delivery Advance or the Delivery Advance for that Ship;

(c)	the amount of each Pre-delivery Advance shall not exceed 70 per cent. of the amount of the relevant pre-delivery instalment of the Contract Price for the relevant Ship which is being part-financed or re-financed by that Advance;
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(d)	the amount of each Delivery Advance shall not exceed the lesser of:

(i)	an amount equal to 70 per cent. of the instalment payable under the Shipbuilding Contract for the relevant Ship on the delivery of that Ship; and

(ii)	an amount, which when aggregated with the Pre-delivery Advances for the relevant Ship equals 70 per cent. of (AA) the Contract Price of that Ship if it is subject to an Approved Charter relative to it on the Delivery Date thereof or (BB) the Initial Market Value of that Ship in all other circumstances;

(e)	the aggregate amount of the Advances shall not exceed the Total Commitments.

4.3	Notification to Lenders of receipt of a Drawdown Notice. The Agent shall promptly notify the Lenders that it has received a Drawdown Notice and shall inform each Lender of:

(a)	the amount of the Advance and the Drawdown Date;

(b)	the amount of that Lender’s participation in the Advance; and

(c)	the duration of the first Interest Period.

4.4	Drawdown Notice irrevocable. A Drawdown Notice must be signed by a director or attorney-in-fact of the Borrower; and once served, a Drawdown Notice cannot be revoked without the prior consent of the Agent, acting on the authority of the Majority Lenders, such consent not to be unreasonably withheld or delayed (and such consent may be withheld if any of the Lenders incurs any reasonable and documented expenses or losses as a result of a revocation of a Drawdown Notice and is not indemnified by the Borrower for the same).

4.5	Lenders to make available Contributions. Subject to the provisions of this Agreement, each Lender shall, on and with value on each Drawdown Date, make available to the Agent for the account of the Borrower the amount due from that Lender on that Drawdown Date under Clause 2.2.

4.6	Disbursement of Advance. Subject to the provisions of this Agreement, the Agent shall on each Drawdown Date pay to the Borrower the amounts which the Agent receives from the Lenders under Clause 4.5; and that payment to the Borrower shall be made:

(a)	to the account which the Borrower specifies in the Drawdown Notice; and

(b)	in the like funds as the Agent received the payments from the Lenders.

4.7	Disbursement of Advance to third party. The payment by the Agent under Clause 4.6 shall constitute the making of the Advance and the Borrower shall at that time become indebted, as principal and direct obligor, to each Lender in an amount equal to that Lender’s Contribution.

4.8	“Pre-placement” of Delivery Advances.

(a)	Notwithstanding that the Borrower may have not satisfied all of the conditions precedent set out in Schedule 3, Part C in relation to the Delivery Advance for a Ship on or before the Drawdown Date relative thereto, in order to facilitate compliance by the relevant Owner with Article X.4(a)(ii) of the Shipbuilding Contract relevant to that Ship, and provided that:

(i)	the Borrower has submitted a Drawdown Notice in accordance with Clause 4.1; and
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(ii)	in the Agent’s opinion the Borrower is reasonably likely to satisfy all such conditions precedent in relation to that Delivery Advance within 4 Business Days from the relevant Drawdown Date and in any event upon the Release (as defined below in Clause 4.8(b)), the Lenders shall, subject to the other terms and conditions of this Clause 4.8 and the other provisions of this Agreement, make available to the Agent the Delivery Advance for that Ship, on the date specified in the relevant Drawdown Notice, being the date on which the “fourth instalment” for that Ship is required to be deposited in accordance with Article X.4(a)(ii) of the relevant Shipbuilding Contract with the Refund Guarantor.

(b)	Any such Delivery Advance drawn down pursuant to this Clause 4.8 (a “Pre-placed Advance”) shall (subject to the other provisions of this Agreement) be remitted by the Agent to the Refund Guarantor as a cash deposit in the Agent’s name with the Refund Guarantor (the “Agent Account”) with its correspondent bank in New York City, and will be held by the Refund Guarantor to the order of the Agent for release by the Agent to the Builder (the “Release”) and only subject to such irrevocable instructions (the “Irrevocable Instructions”) addressed from the Agent to the Refund Guarantor as are acceptable to the Agent (acting on the instructions of the Majority Lenders).

(c)	The Irrevocable Instructions shall provide (inter alia) that the Pre-placed Advance shall not be released to the Builder or to its order, and the Agent shall not agree to release a Pre-placed Advance to the Builder or its order, unless and until:

(i)	the Agent is satisfied that the “Protocol of Delivery and Acceptance” in respect of the relevant Ship has been signed by the Builder and the relevant Owner and counter-signed by the Agent or one of its duly authorised representatives; and

(ii)	the Agent is satisfied that all the conditions precedent set out in Schedule 3, Part C in respect of the applicable Delivery Advance have been satisfied in full (or as otherwise agreed by the Majority Lenders).

(d)	The Borrower shall immediately prepay a Pre-placed Advance, together with interest thereon (calculated in accordance with Clause 5), on the date on which the Refund Guarantor is required to return the moneys funded by that Pre-placed Advance to the Agent in accordance with the Irrevocable Instructions (and regardless of whether the Refund Guarantor has then carried out such instructions), provided that any moneys actually returned to the Agent from the Agent Account shall be applied by the Agent in satisfaction of such prepayment obligation of the Borrower and in payment of any amounts payable by the Borrower under Clause 8.9 as a result of such prepayment.

(e)	In case of application of this Clause 4.8 in respect of a Pre-placed Advance, that Pre-placed Advance shall accrue interest in accordance with the terms of Clause 5 from its Drawdown Date.

5	INTEREST

5.1	Payment of normal interest. Subject to the provisions of this Agreement, interest on each Advance or the Loan in respect of each Interest Period applicable to it shall be paid by the Borrower on the last day of that Interest Period.

5.2	Normal rate of interest. Subject to the provisions of this Agreement, the rate of interest on each Advance or the Loan in respect of an Interest Period applicable to it shall be the aggregate of:

(a)	the Margin;
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(b)	the Mandatory Cost (if any);

(c)	LIBOR; and

(d)	in the case of any Interest Period having a duration of less than 6 months and for which LIBOR is not determined in accordance with the Reference Bank’s Cost of Funding, additionally in the case of the Contribution of ING Bank N.V., London Branch, the Short Term Supplement Rate,

for that Interest Period but excluding any Mandatory Costs to the extent charged on the date of this Agreement.

5.3	Payment of accrued interest. In the case of an Interest Period longer than 6 months, accrued interest shall be paid every 6 months during that Interest Period and on the last day of that Interest Period.

5.4	Notification of Interest Periods and rates of normal interest. The Agent shall notify the Borrower and each Lender of:

(a)	each rate of interest; and

(b)	the duration of each Interest Period,

as soon as reasonably practicable after each is determined.

5.5	Obligation of Reference Bank to quote. The Reference Bank shall use all reasonable efforts to supply the quotation required of it for the purposes of fixing a rate of interest under this Agreement.

5.6	Absence of quotations by Reference Bank. If the Reference Bank fails to supply a quotation the relevant rate of interest shall be set in accordance with the following provisions of this Clause 5.

5.7	Market disruption. The following provisions of this Clause 5 apply if:

(a)	no Screen Rate is available for an Interest Period and the Reference Bank does not, before 1.00 p.m. (London time) on the Quotation Date, provide quotations to the Agent in order to fix LIBOR; or

(b)	at least 1 Business Day before the start of an Interest Period, Lenders having Contributions together amounting to more than 50 per cent. of the Loan (or, if an Advance has not been made, Commitments amounting to more than 50 per cent. of the Total Commitments) notify the Agent that LIBOR fixed by the Agent would not accurately reflect the cost to those Lenders of funding their respective Contributions (or any part of them) during the Interest Period in the London Interbank Market at or about 11.00 a.m. (London time) on the Quotation Date for the Interest Period; or

(c)	at least 1 Business Day before the start of an Interest Period, the Agent is notified by a Lender (the “Affected Lender”) that for any reason it is unable to obtain Dollars in the London Interbank Market in order to fund its Contribution (or any part of it) during the Interest Period.

For the purposes of Clause 5.7(b), the reference to “Lenders” shall, in the case of any Interest Period having a duration of less than 6 months, be interpreted to mean all Lenders other than ING Bank N.V., London Branch whose Commitment and/or Contribution shall be discounted in determining whether the 50 per cent. threshold referred to in Clause 5.7(b) has been achieved and the references to “Loan” and “Total Commitments” in that

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Clause shall be interpreted to exclude the Commitment or, as the case may be, the Contribution of ING Bank N.V., London Branch.

5.8	Notification of market disruption. The Agent shall promptly notify the Borrower and each of the Lenders stating the circumstances falling within Clause 5.7 which have caused its notice to be given.

5.9	Suspension of drawdown. If the Agent’s notice under Clause 5.8 is served before an Advance is made:

(a)	in a case falling within Clauses 5.7(a) or 5.7(b), the Lenders’ obligations to make the Advance; and

(b)	in a case falling within Clause 5.7(c), the Affected Lender’s obligation to participate in the Advance,

shall be suspended while the circumstances referred to in the Agent’s notice continue.

5.10	Negotiation of alternative rate of interest. If the Agent’s notice under Clause 5.8 is served after an Advance is made, the Borrower, the Agent and the Lenders or (as the case may be) the Affected Lender shall use reasonable endeavours to agree, within the 30 days after the date on which the Agent serves its notice under Clause 5.8 (the “Negotiation Period”), an alternative interest rate or (as the case may be) an alternative basis for the Lenders or (as the case may be) the Affected Lender to fund or continue to fund their or its Contribution during the Interest Period concerned.

5.11	Application of agreed alternative rate of interest. Any alternative interest rate or an alternative basis which is agreed during the Negotiation Period shall take effect in accordance with the terms agreed.

5.12	Alternative rate of interest in absence of agreement. If an alternative interest rate or alternative basis is not agreed within the Negotiation Period, and the relevant circumstances are continuing at the end of the Negotiation Period, then the Agent shall, with the agreement of each Lender or (as the case may be) the Affected Lender, set an interest period and interest rate representing the cost of funding of the Lenders or (as the case may be) the Affected Lender in Dollars or in any available currency of their or its Contribution plus the Margin and the Mandatory Cost (if any); and the procedure provided for by this Clause 5.12 shall be repeated if the relevant circumstances are continuing at the end of the interest period so set by the Agent.

5.13	Notice of prepayment. If the Borrower does not agree with an interest rate set by the Agent under Clause 5.12, the Borrower may give the Agent not less than 3 Business Days’ notice of its intention to prepay the Loan or (as the case may be) the Affected Lender’s Contribution, at the end of the interest period set by the Agent.

5.14	Prepayment; termination of Commitments. A notice under Clause 5.13 shall be irrevocable; the Agent shall promptly notify the Lenders or (as the case may require) the Affected Lender of the Borrower’s notice of intended prepayment; and:

(a)	on the date on which the Agent serves that notice, the Total Commitments or (as the case may require) the Commitment of the relevant Affected Lender shall be cancelled; and

(b)	on the last Business Day of the interest period set by the Agent, the Borrower shall prepay (without premium or penalty) the Loan or, as the case may be, the relevant Affected Lender’s Contribution, together with accrued interest thereon at the applicable rate plus the Margin and the Mandatory Cost (if any).
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5.15	Application of prepayment. The provisions of Clause 8 shall apply in relation to the prepayment.

6	INTEREST PERIODS

6.1	Commencement of Interest Periods. The first Interest Period applicable to an Advance shall commence on the Drawdown Date applicable to it and each subsequent Interest Period shall commence on the expiry of the preceding Interest Period.

6.2	Duration of normal Interest Periods. Subject to Clauses 6.3 and 6.4, each Interest Period shall be:

(a)	1, 3, 6 or 12 months as notified by the Borrower to the Agent not later than 11.00 a.m. (London time) 2 Business Days before the commencement of the Interest Period; or

(b)	in the case of the first Interest Period applicable to the second or any subsequent Advance relating to a Ship, a period ending on the last day of the then current Interest Period applicable to the then outstanding Advance or Advances relating to that Ship, whereupon all of the Advances relating to that Ship shall be consolidated and treated as a single Advance;

(c)	6 months, if the Borrower fails to notify the Agent by the time specified in paragraph (a); or

(d)	such other period as the Agent may, with the authorisation of all the Majority Lenders, agree with the Borrower.

6.3	Duration of Interest Periods for repayment instalments. In respect of an amount due to be repaid under Clause 8 on a particular Repayment Date, an Interest Period shall end on that Repayment Date.

6.4	Non-availability of matching deposits for Interest Period selected. If, after the Borrower has selected an Interest Period longer than 6 months, any Lender notifies the Agent by 11.00 a.m. (London time) on the third Business Day before the commencement of the Interest Period that it is not satisfied that deposits in Dollars for a period equal to the Interest Period will be available to it in the London Interbank Market when the Interest Period commences, the Interest Period shall be of 6 months unless the Borrower does not agree in which case the procedure referred to in Clause 5 (arising from a notification to the Agent pursuant to Clause 5.7(c)) shall apply.

7	DEFAULT INTEREST

7.1	Payment of default interest on overdue amounts. The Borrower shall pay interest in accordance with the following provisions of this Clause 7 on any amount payable by the Borrower under any Finance Document which the Agent, the Security Trustee or the other designated payee does not receive on or before the relevant date, that is:

(a)	the date on which the Finance Documents provide that such amount is due for payment; or

(b)	if a Finance Document provides that such amount is payable on demand, the date falling 3 Business Days after the date on which the demand is served; or

(c)	if such amount has become immediately due and payable under Clause 19.4, the date on which it became immediately due and payable.
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7.2	Default rate of interest. Interest shall accrue on an overdue amount from (and including) the relevant date until the date of actual payment (as well after as before judgment) at the rate per annum determined by the Agent to be 2 per cent. above:

(a)	in the case of an overdue amount of principal, either the rate set out at Clause 7.3(a) (during any unexpired part of any current Interest Period applicable to that overdue amount immediately prior to the relevant date) or the rate set out at Clause 7.3(b) (in all other cases); or

(b)	in the case of any other overdue amount, the rate set out at Clause 7.3(b).

7.3	Calculation of default rate of interest. The rates referred to in Clause 7.2 are:

(a)	the rate applicable to the overdue principal amount immediately prior to the relevant date (but only for any unexpired part of any then current Interest Period applicable to it);

(b)	the aggregate of the Margin and, to the extent higher than the Mandatory Cost applicable on the date of this Agreement, the Mandatory Cost (if any) plus, in respect of successive periods of any duration (including at call) up to 3 months which the Agent may select from time to time:

(i)	LIBOR and, in the case of the Contribution of ING Bank N.V., London Branch, additionally the Short Term Supplement Rate; or

(ii)	if the Agent (after consultation with the Reference Bank) determines that Dollar deposits for any such period are not being made available to the Reference Bank by leading banks in the London Interbank Market in the ordinary course of business, a rate from time to time determined by the Agent by reference to the cost of funds to the Reference Bank from such other sources as the Agent (after consultation with the Reference Bank) may from time to time determine.

7.4	Notification of interest periods and default rates. The Agent shall promptly notify the Lenders and the Borrower of each interest rate determined by the Agent under Clause 7.3 and of each period selected by the Agent for the purposes of paragraph 7.3(b) of that Clause; but this shall not be taken to imply that the Borrower is liable to pay such interest only with effect from the date of the Agent’s notification.

7.5	Payment of accrued default interest. Subject to the other provisions of this Agreement, any interest due under this Clause shall be paid on the last day of the period by reference to which it was determined; and the payment shall be made to the Agent for the account of the Creditor Party to which the overdue amount is due.

7.6	Compounding of default interest. Any such interest which is not paid at the end of the period by reference to which it was determined shall thereupon be compounded.

7.7	Application to Master Agreement. For the avoidance of doubt, this Clause 7 does not apply to any amount payable under the Master Agreement in respect of any continuing Designated Transaction as to which section 2(e) (Default Interest; Other Amounts) of the Master Agreement shall apply.

8	REPAYMENT AND PREPAYMENT

8.1	Amount of repayment instalments. The Borrower shall repay each Tranche by:

(a)	16 consecutive six-monthly instalments (each, a “Six-monthly Instalment”) each in an amount equal to X; and

(b)	a balloon instalment in the amount equal to Y.
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In this Clause 8.1:

(i)	“X” means an amount equal to the amount of that Tranche outstanding on the Drawdown Date of the Delivery Advance for the Ship financed by that Tranche (after the drawdown of the relevant Delivery Advance) divided by 30;

(ii)	“Y” means an amount equal to the Tranche outstanding on the Drawdown Date of the Delivery Advance for the Ship financed by that Tranche (after the drawdown of the relevant Delivery Advance) multiplied by the relevant fraction; and

(iii)	“relevant fraction” means a fraction whose numerator is 14 and denominator is 30.

8.2	Repayment Dates. The first Six-monthly Instalment for each Tranche shall be repaid on the date falling six months after the Drawdown Date of the Delivery Advance for the Ship being financed by that Tranche (or, if earlier, the date falling 6 months after the last day of the Availability Period) and the last Six-monthly Instalment shall be repaid on the eighth anniversary of the earlier of (a) the Drawdown Date of the Delivery Advance of the relevant Ship and (b) the last date of the Availability Period.

8.3	Final Repayment Date. On the final Repayment Date, the Borrower shall additionally pay to the Agent for the account of the Creditor Parties all other sums then accrued or owing under any Finance Document.

8.4	Voluntary prepayment. Subject to the following conditions, the Borrower may prepay the whole or any part of an Advance at any time.

8.5	Conditions for voluntary prepayment. The conditions referred to in Clause 8.4 are that:

(a)	a partial prepayment shall be equal to a Six-monthly Instalment or a higher integral multiple thereof;

(b)	the Agent has received from the Borrower at least 5 days’ prior written notice specifying the amount to be prepaid and the date on which the prepayment is to be made; and

(c)	if a prepayment is not made on the last day of an Interest Period, the Borrower shall pay to the Agent in relation to such prepayment any additional amounts determined by reference to Clause 8.9.

8.6	Effect of notice of prepayment. A prepayment notice may not be withdrawn or amended without the consent of the Agent (such consent not to be unreasonably withheld or delayed), given with the authorisation of the Majority Lenders, and the amount specified in the prepayment notice shall become due and payable by the Borrower on the date for prepayment specified in the prepayment notice.

8.7	Notification of notice of prepayment. The Agent shall notify the Lenders promptly upon receiving a prepayment notice.

8.8	Mandatory prepayment. The Borrower shall be obliged to prepay the Relevant Amount:

(a)	if a Ship is sold, on or before the date on which the sale is completed by delivery of that Ship to its buyer;

(b)	if a Ship becomes a Total Loss, on the earlier of the date falling 90 days (in the case of a Total Loss falling within paragraph (c) of the definition of that term) or 180 days (in all other cases) after the Total Loss Date (or such later date as the Agent (acting on the
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instructions of the Majority Lenders) may agree) and the date of receipt by the Security Trustee of the proceeds of insurance relating to such Total Loss; or

(c)	if any of the following occurs, on demand by the Security Trustee:

(i)	either the Shipbuilding Contract or the Refund Guarantee in relation to a Ship is cancelled, terminated, rescinded or otherwise ceases to remain in force for any reason; or

(ii)	the Shipbuilding Contract for a Ship is materially amended or varied without the prior written consent of the Agent (acting upon the instructions of the Majority Lenders) except for any such amendment or variation as is permitted by this Agreement or any other relevant Finance Document; or

(iii)	a Ship has not for any reason been delivered to, and accepted by, the relevant Owner under the Shipbuilding Contract for that Ship by the end of the Availability Period,

Provided however that the Borrower shall not be obliged to prepay the Relevant Amount in the event of a Refund Guarantee being cancelled, terminated or rescinded if, within 15 days after the earlier of (1) the date when the Borrower became aware that the relevant event occurred or started to exist and (2) the date when the Agent notifies the Borrower in writing that the relevant event has occurred or exists, the Borrower has:

(A)	arranged the issuing of a new substitute refund guarantee for its Shipbuilding Contract in favour of the relevant Owner, in form and substance substantially similar to the relevant Refund Guarantee and issued by a bank acceptable to the Agent (acting on the instructions of the Majority Lenders in their discretion);

(B)	assigned in favour of the Security Trustee (at the expense of the Borrower) the benefit of such new substitute refund guarantee by executing a security assignment agreement in a form similar to the relevant Pre-delivery Security Assignment (and has delivered to the Security Trustee any notices of assignment thereunder and has used its best endeavours to deliver to the Security Trustee acknowledgements or further documents required to be delivered pursuant thereto); and

(C)	provided the Agent (at the expense of the Borrower) with any legal opinion in respect of the matters referred to in paragraphs (A) and (B) above, in form and substance satisfactory to the Agent.

In this Clause “Relevant Amount” means:

(A)	if any of the events referred to in paragraphs (a) or (b) of this Clause 8.8 occurs:

(1)	in the case of the Ship to be first sold or lost such amount of the Loan which, after giving credit for the amount of the prepayment made pursuant to this Clause 8.8, results in the Combined Asset Cover Ratio being equal to 140 per cent. unless:

(aa)	the Combined Asset Cover Ratio maintained on the date of sale of, or the Total Loss Date in respect of, the Ship which has been sold or lost was less than 140 per cent. in which case the amount to be prepaid shall be an amount which, after giving credit to the same, results in the
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Combined Asset Cover Ratio being equal to the higher of (i) the Combined Asset Cover Ratio which applied on the date of sale of, or the Total Loss Date in respect of, the Ship which was sold or lost and (ii) 120 per cent.; or

(bb)	the net proceeds from the sale or Total Loss of that Ship are insufficient to make either of the aforementioned prepayments specified in this sub-paragraph (A)(1) in which case the Borrower shall apply the whole of the net proceeds from such sale or Total Loss in prepayment of the Loan; and

(2)	in any other case, the whole of the Loan; and

(B)	if any of the events referred to in paragraph (c) of this Clause 8.8 occurs, the whole of the Pre-Delivery Advances used to part-finance the relevant Ship whereupon the undrawn portion of the Pre-Delivery Advances relating to the relevant Ship shall be cancelled.

8.9	Amounts payable on prepayment. A prepayment shall be made together with accrued interest (and any other amount payable under Clause 21 or otherwise) in respect of the amount prepaid and, if the prepayment is not made on the last day of an Interest Period together with any sums payable under Clause 21.1(b) but without premium or penalty.

8.10	Application of partial prepayment. Each partial prepayment made pursuant to:

(a)	Clause 8.4, shall be applied against the Six-monthly Instalments of the relevant Tranche prepaid as specified in Clause 8.1 either pro rata, in inverse order of maturity or in direct order of maturity, at the Borrower’s option; and

(b)	Clauses 8.8(a) or 8.8(b), shall be applied in full prepayment of the Tranche used to finance the Ship which has been sold or become a Total Loss and any balance shall be applied against the Six-monthly Instalments of the other Tranche specified in Clause 8.1 either pro rata, in inverse order of maturity or in direct order of maturity, at the Borrower’s option.

8.11	No reborrowing. No amount prepaid may be reborrowed.

8.12	Unwinding of Designated Transactions. On or prior to any prepayment of the Loan under this Clause 8 or any other provision of this Agreement, the Borrower shall wholly or partially reverse, offset, unwind or otherwise terminate one or more of the continuing Designated Transactions to the extent necessary to ensure that the notional principal amount of the continuing Designated Transactions thereafter remaining does not and will not in the future (taking into account the scheduled amortisation) exceed the amount of the Loan as reducing from time to time thereafter pursuant to Clause 8.1.

8.13	Prepayment of swap benefit. If a Designated Transaction is terminated in circumstances where the Swap Bank would be obliged to pay an amount to the Borrower under the Master Agreement, the Borrower hereby agrees that such payment shall, if an Event of Default is continuing at that time, be applied in prepayment of the Loan in accordance with Clause 8.10(a) and authorises the Swap Bank to pay such amount to the Agent for such purpose.

8.14	Voluntary cancellation. Subject to the following conditions, the Borrower may cancel the whole or any part of the Commitment.

8.15	Conditions for voluntary cancellation. The conditions referred to in Clause 8.14 are that:
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(a)	a partial cancellation shall be equal to a Six-monthly Instalment or a higher integral multiple thereof; and

(b)	the Agent has received from the Borrower at least 5 Business Days’ prior written notice specifying the amount to be cancelled and the date on which the cancellation is to be made.

8.16	Effect of notice of cancellation. A cancellation notice may not be withdrawn or amended without the consent of the Agent, given with the authorisation of the Majority Lenders, and on the date for cancellation specified in the cancellation notice, the amount of the Commitment specified in the cancellation notice shall become permanently cancelled and the Borrower shall pay any commitment fee accrued under Clause 20 in respect of the amount cancelled up until the date of cancellation.

9	CONDITIONS PRECEDENT

9.1	Documents, fees and no default. Each Lender’s obligation to contribute to an Advance is subject to the following conditions precedent:

(a)	that, on or before the service of the first Drawdown Notice, the Agent receives the documents described in Part A of Schedule 3 in form and substance satisfactory to the Agent;

(b)	that, on each Drawdown Date in respect of a Pre-delivery Advance but prior to the making of that Pre-delivery Advance, the Agent receives or is satisfied that it will receive on the making of that Advance the documents described in Part B of Schedule 3 in form and substance satisfactory to it;

(c)	that, on each Drawdown Date in respect of a Delivery Advance but prior to the making of that Delivery Advance, the Agent receives or is satisfied that it will receive on the making of that Advance the documents described in Part C of Schedule 3 in form and substance satisfactory to it;

(d)	that, on or before the Drawdown Date in respect of the second Delivery Advance to be made available, the Agent receives all accrued commitment fee payable pursuant to Clause 20.1;

(e)	that both at the date of each Drawdown Notice and at each Drawdown Date:

(i)	no Event of Default or Potential Event of Default has occurred and is continuing or would result from the borrowing of the Advance;

(ii)	the representations and warranties in Clause 10.1 and those of the Borrower or any Security Party which are set out in the other Finance Documents would be true and not misleading if repeated on each of those dates with reference to the circumstances then existing; and

(iii)	none of the circumstances contemplated by Clause 5.7 has occurred and is continuing; and

(f)	that the Agent has received, and found to be acceptable to it, any further opinions, consents, agreements and documents in connection with the Finance Documents which the Agent may, with the authorisation of the Majority Lenders, request by notice to the Borrower prior to the Drawdown Date.

9.2	Waiver of conditions precedent. If the Majority Lenders, at their discretion, permit an Advance to be borrowed before certain of the conditions referred to in Clause 9.1 are satisfied, the Borrower shall ensure that those conditions are satisfied within 20 Business
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Days after the Drawdown Date relative to that Advance (or such longer period as the Agent may, with the authorisation of the Majority Lenders, specify).

10	REPRESENTATIONS AND WARRANTIES

10.1	General. The Borrower represents and warrants to each Creditor Party as follows, subject always to any qualifications contained in the legal opinions obtained by the Agent pursuant to the provisions of Clause 9.

10.2	Status. The Borrower is duly incorporated and validly existing and in good standing under the laws of the Marshall Islands.

10.3	Corporate power. The Borrower has (and in the case of paragraph (a) procures that each Owner has) the corporate capacity, and has taken all corporate action and obtained all consents necessary for it:

(a)	to execute the Shipbuilding Contract to which it is a party and to purchase and pay for its Ship under such Shipbuilding Contract;

(b)	to execute the Finance Documents to which it is a party; and

(c)	to borrow under this Agreement, to enter into Designated Transactions under the Master Agreement and to make all the payments contemplated by, and to comply with, those Finance Documents.

10.4	Consents in force. All the consents referred to in Clause 10.3 remain in force and nothing has occurred which makes any of them liable to revocation.

10.5	Legal validity; effective Security Interests. The Finance Documents to which the Borrower is a party, do now or, as the case may be, will, upon execution and delivery (and, where applicable, registration as provided for in the Finance Documents):

(a)	constitute the Borrower’s legal, valid and binding obligations enforceable against it in accordance with their respective terms; and

(b)	create legal, valid and binding Security Interests enforceable in accordance with their respective terms over all the assets to which they, by their terms, relate,

subject to any relevant insolvency laws affecting creditors’ rights generally.

10.6	No third party Security Interests. Without limiting the generality of Clause 10.5, at the time of the execution and delivery of each Finance Document:

(a)	the Borrower which is a party to that Finance Document will have the right to create all the Security Interests which that Finance Document purports to create; and

(b)	no third party will have any Security Interest (except for Permitted Security Interests) or any other interest, right or claim over, in or in relation to any asset to which any such Security Interest, by its terms, relates.

10.7	No conflicts. The execution by the Borrower of each Finance Document to which it is a party, and the borrowing by the Borrower of the Loan, and its compliance with each Finance Document to which it is a party will not involve or lead to a contravention of:

(a)	any law or regulation; or

(b)	the constitutional documents of the Borrower; or
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(c)	any contractual or other obligation or restriction which is binding on the Borrower or any of its assets.

10.8	No withholding taxes. All payments which the Borrower is liable to make under the Finance Documents to which it is a party may be made without deduction or withholding for or on account of any tax payable under any law of any Pertinent Jurisdiction.

10.9	No default. No Event of Default has occurred and is continuing.

10.10	Information. All information which has been provided in writing by or on behalf of the Borrower or any Security Party to the Agent in connection with any Finance Document satisfied the requirements of Clause 11.4; all audited and unaudited accounts which have been so provided satisfied the requirements of Clause 11.6.

10.11	No litigation. No legal or administrative action involving the Borrower or any Owner (including action relating to any alleged or actual breach of the ISM Code or the ISPS Code) has been commenced or taken which, would be likely to have a material adverse effect on the Borrower’s or an Owner’s financial position.

10.12	Validity and completeness of Shipbuilding Contracts.

(a)	The copies of the Shipbuilding Contracts delivered to the Agent before the date of this Agreement are true and complete copies (and include all amendments or additions to each Shipbuilding Contract made on or before the date of this Agreement);

(b)	each Shipbuilding Contract constitutes valid, binding and enforceable obligations of the relevant Owner in accordance with its terms; and

(c)	neither the Owners nor, to the best of the Borrower’s knowledge, the Builder have waived any of their respective rights under the Shipbuilding Contracts.

10.13	Compliance with certain undertakings. At the date of this Agreement, the Borrower is in compliance with Clauses 11.2, 11.4, 11.8 and 11.12.

10.14	Taxes paid. The Borrower has paid all taxes applicable to, or imposed on or in relation to the Borrower and its business.

10.15	No money laundering. Without prejudice to the generality of Clause 2.3, in relation to the borrowing by the Borrower of the Loan, the performance and discharge of its obligations and liabilities under the Finance Documents, and the transactions and other arrangements affected or contemplated by the Finance Documents to which the Borrower is a party, the Borrower confirms (i) that it is acting for its own account; (ii) that it will use the proceeds of the Loan for the benefit of the Borrower’s Group, under its full responsibility and exclusively for the purposes specified in this Agreement; and (iii) that the foregoing will not involve or lead to a contravention of any law, official requirement or other regulatory measure or procedure implemented to combat “money laundering” (as defined in Article 1 of Directive 2005/60/EC of the European Parliament and of the Council).

11	GENERAL UNDERTAKINGS

11.1	General. The Borrower undertakes with each Creditor Party to comply with the following provisions of this Clause 11 at all times during the Security Period except as the Agent may, with the authorisation of the Majority Lenders, otherwise permit.

11.2	Title; negative pledge and pari passu ranking. The Borrower will:
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(a)	hold the entire legal and beneficial interest in each Owner free from all Security Interests and other interests and rights of every kind, except for Permitted Security Interests; and

(b)	procure that its liabilities under the Finance Documents to which it is a party do and will rank at least pari passu with all its other present and future unsecured liabilities, except for liabilities which are mandatorily preferred by law.

11.3	No disposal of assets. The Borrower will not transfer, lease or otherwise dispose of all or substantially all of its assets (including, without limitation, the share capital of the Owners), whether by one transaction or a number of transactions, whether related or not

11.4	Information provided to be accurate. All financial and other information which is provided in writing by or on behalf of the Borrower under or in connection with any Finance Document will be true and not misleading and will not omit any material fact or consideration.

11.5	Provision of financial statements. The Borrower will send to the Agent:

(a)	as soon as possible, but in no event later than 180 days after the end of each Financial Year of the Borrower (commencing with the Financial Year ended 31 December 2010), the audited consolidated accounts of the Borrower’s Group for that Financial Year; and

(b)	as soon as possible, but in no event later than 90 days after the end of each 3-month period in each Financial Year of the Borrower ending on 31 March, 30 June, 30 September and 31 December, the unaudited consolidated accounts of the Borrower’s Group for that 3-month period.

11.6	Form of financial statements. All accounts (audited and unaudited) delivered under Clause 11.5 will:

(a)	be prepared in accordance with all applicable laws and USGAAP consistently applied;

(b)	give a true and fair view of the state of affairs of the Borrower’s Group at the date of those accounts and of its profit for the period to which those accounts relate; and

(c)	fully disclose or provide for all significant liabilities of the Borrower’s Group.

11.7	Shareholder and creditor notices. The Borrower will send to the Agent, at the same time as they are despatched, copies of all material communications which are despatched to the Borrower’s shareholders or creditors in general (unless prohibited by law or regulation to do so) unless such communications are available through the internet whereupon the Borrower shall discharge its obligations under this Clause 11.7 by directing the Agent or any Lender in this way.

In this Clause 11.7, “material communication” means any communication which shows that there has been a material adverse change in the financial position of the Borrower or that an Event of Default has occurred

11.8	Consents. The Borrower will maintain in force and promptly obtain or renew, and will promptly following the Agent’s request send certified copies to the Agent of, all consents required:

(a)	for the Borrower and each Owner to perform its obligations under any Finance Document to which it is a party;

(b)	for the validity or enforceability of any Finance Document to which it is a party;

(c)	for each Owner to continue to own and operate the Ship owned by it,
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and the Borrower will comply with the terms of all such consents unless a waiver in relation thereto has been obtained.

11.9	Maintenance of Security Interests. The Borrower will:

(a)	at its own cost, do all that it reasonably can to ensure that any Finance Document validly creates the obligations and the Security Interests which it purports to create; and

(b)	without limiting the generality of paragraph (a), at its own cost, promptly register, file, record or enrol any Finance Document with any court or authority in all Pertinent Jurisdictions, pay any stamp, registration or similar tax in all Pertinent Jurisdictions in respect of any Finance Document, give any notice or take any other step which, in the reasonable opinion of the Majority Lenders, is or has become necessary for any Finance Document to be valid, enforceable or admissible in evidence or to ensure or protect the priority of any Security Interest which it creates.

11.10	Notification of litigation. The Borrower will provide the Agent with details of any legal or administrative action involving the Borrower, any Security Party, the Approved Manager (subject to such action, in the case of the Approved Manager, being connected to either of the Ships, their Owners, their Earnings or their Insurances) or either Ship, her Earnings or her Insurances as soon as such action is instituted, unless it is clear that the legal or administrative action cannot be considered material in the context of any Finance Document.

11.11	No amendment to Shipbuilding Contracts or Refund Guarantees. The Borrower shall ensure that no Owner will agree to any material amendment or supplement to, or waive or fail to enforce, either Shipbuilding Contract or either Refund Guarantee to which it is a party or any of their respective provisions.

11.12	Principal place of business. The Borrower will keep its corporate documents and records, at the address stated at Clause 28.2(a); and the Borrower will not establish, or do anything as a result of which it would be deemed to have, a place of business in England and Wales or the United States of America.

11.13	Notification of default. The Borrower will notify the Agent as soon as the Borrower becomes aware of the occurrence of an Event of Default which is continuing and will keep the Agent fully up-to-date with all developments while such Event of Default is continuing.

11.14	Provision of further information. The Borrower will, as soon as practicable after receiving the request, provide the Agent with any additional financial or other information relating:

(a)	to the Borrower, each Ship, her Earnings or her Insurances; or

(b)	to any other matter relevant to, or to any provision of, a Finance Document,

which may be requested by the Agent, the Security Trustee or any Lender at any time.

11.15	Provision of copies and translation of documents. The Borrower will supply the Agent with a sufficient number of copies of the documents referred to above to provide 1 copy for each Creditor Party; and if the Agent so requires in respect of any of those documents, the Borrower will provide a certified English translation prepared by a translator approved by the Agent.

11.16	“Know your customer” checks. If:
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(a)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(b)	any change in the status of the Borrower or any Security Party after the date of this Agreement; or

(c)	an assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer,

obliges the Agent or any Lender (or, in the case of paragraph (c), any new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Borrower shall promptly upon the request of the Agent or the Lender concerned supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or the Lender concerned (for itself or, in the case of the event described in paragraph (c), on behalf of any new Lender) in order for the Agent, or the Lender concerned or, in the case of the event described in paragraph (c), any new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents. To the extent the Borrower can satisfy any request of the Agent or a Lender under this Clause 11.16 by referring the Agent, or, as the case may be, the Lender concerned to its website or its filing with the U.S. Securities and Exchange Commission, the Agent and each other Creditor Party agree that the Borrower shall have satisfied its obligations under this Clause 11.16 upon directing such Creditor Party in this way.

12	CORPORATE UNDERTAKINGS

12.1	General. The Borrower also undertakes with each Creditor Party to comply with the following provisions of this Clause 12 at all times during the Security Period except as the Agent may, with the authorisation of the Majority Lenders, otherwise permit.

12.2	Maintenance of status. The Borrower will maintain its separate corporate existence and remain in good standing under the laws of the Marshall Islands.

12.3	Negative undertakings. The Borrower will not:

(a)	change the nature of its business; or

(b)	pay any dividend or make any other form of distribution at any time when an Event of Default has occurred and is continuing or will result from the payment of any dividend or the making of any other form of distribution;

(c)	commence any action or procedure to effect any form of redemption, purchase or return of share capital at any time while an Event of Default has occurred and is continuing or will result from any form of redemption, purchase or return of share capital; or

(d)	provide any form of credit or financial assistance to:

(i)	a person who is directly or indirectly interested in the Borrower’s share or loan capital; or

(ii)	any company in or with which such a person is directly or indirectly interested or connected or enter into any transaction with or involving such a person or company on terms which are, in any respect, less favourable to the Borrower than those which it could obtain in a bargain made at arms’ length; or
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(e)	enter into any form of amalgamation, merger or de-merger or any form of reconstruction or reorganisation unless, in each case, the Borrower is the surviving entity and such action shall not result in the occurrence of an Event of Default;

(f)	cause the shares of the Borrower to cease to be listed on the New York Stock Exchange unless there is no material adverse change in the financial position of the Borrower as a result of, or following, such de-listing.

12.4	Financial covenants. The Borrower shall ensure that:

(a)	on each Compliance Date, the ratio of EBITDA to Net Interest Expense shall not be less than 2.5:1; and

(b)	at all times, the aggregate of all Cash and Cash Equivalents shall not be less than the higher of:

(i)	$30,000,000 (or the equivalent in any other currency); and

(ii)	an amount equal to 3 per cent. of the Total Bank Debt.

12.5	Compliance check. Compliance with the undertakings contained in Clause 12.4 shall be determined by reference to:

(a)	in the case of each Compliance Date falling on 30 June, the unaudited Applicable Accounts of the Borrower’s Group for the 6-month period ending on that Compliance Date; and

(b)	in the case of each Compliance Date falling on 31 December, the annual audited Applicable Accounts of the Borrower’s Group for the Financial Year ending on that Compliance Date.

At the same time as it delivers the Applicable Accounts referred to in paragraphs (a) and (b) of this Clause 12.5, the Borrower shall deliver to the Agent a certificate in the form set out in Schedule 6 demonstrating its compliance (or not, as the case may be) with the provisions of Clause 12.4 signed by the chief financial officer of the Borrower.

12.6	Subordination of rights of Borrower. All rights which the Borrower at any time has against any Owner or their respective assets shall be fully subordinated to the rights of the Creditor Parties under the Finance Documents; and in particular, the Borrower shall not during the Security Period:

(a)	claim, or in a bankruptcy of any Owner prove for, any amount payable to the Borrower by an Owner in priority to the Creditor Parties; or

(b)	take or enforce any Security Interest for any such amount; or

(c)	claim to set-off any such amount against any amount payable by the Borrower to any Owner.

12.7	Maintenance of ownership of Owners. The Borrower shall remain the direct or indirect legal owner of the entire issued and allotted share capital of each Owner which at the relevant time is party to a Guarantee free from any Security Interest.

12.8	Hedging of interest rate risks. The Borrower may, from time to time, enter into Designated Transactions with the Swap Bank for the purpose of hedging all or the major part of the interest rate risk under this Agreement throughout the Security Period. The

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Borrower shall discuss with the Swap Bank any hedging strategy for the Loan and shall give the Swap Bank a right of first refusal to quote for all hedging related services.

13	INSURANCE

13.1	General. The Borrower also undertakes with each Creditor Party to procure that each Owner complies with the following provisions of this Clause 13 at all times during the Security Period (after the later of (i) the Delivery Date of that Owner’s Ship and (ii) the Drawdown Date for the Delivery Advance in respect of that Owner’s Ship) except as the Agent may, with the authorisation of the Majority Lenders, otherwise permit.

13.2	Maintenance of obligatory insurances. The Borrower shall procure that each Owner shall keep the Ship owned by it insured at the expense of that Owner against:

(a)	fire and usual marine risks (including hull and machinery and excess risks);

(b)	war risks;

(c)	protection and indemnity risks (including, without limitation, pollution risks) for the full tonnage of that Ship as an entry with a protection and indemnity association being a member of the International Group of Protection and Indemnity Clubs; and

(d)	any other risks against, or additional insurance (other than loss of hire or political risks), which the Security Trustee considers, having regard to practices and other circumstances prevailing at the relevant time, it would in the opinion of the Security Trustee be reasonable for that Owner to insure or to effect and which are specified by the Security Trustee by notice to that Owner.

13.3	Terms of obligatory insurances. The Borrower shall procure that each Owner shall effect such insurances:

(a)	in Dollars;

(b)	in the case of fire and usual marine risks and war risks, in an amount on an agreed value basis at least the greater of (i) the Market Value of the Ship owned by it and (ii) an amount, which when aggregated with the amount for which the other Ship which is subject to a Mortgage at the relevant time is insured pursuant to this Agreement, equal to 120 per cent. of the aggregate of the Loan and the Swap Exposure;

(c)	in the case of oil pollution liability risks, for an aggregate amount equal to the highest level of cover from time to time available under basic protection and indemnity club entry from a member of the International Group of Protection and Indemnity Clubs;

(d)	in relation to protection and indemnity risks in respect of the full tonnage of the Ship owned by it;

(e)	on approved terms (and, for the time being (and until such time as the Agent may advise otherwise), the standard insurance terms arranged by the Approved Manager as at the date of this Agreement for vessels managed by it are considered approved for the purpose of this Clause 13); and

(f)	through approved brokers and with approved insurance companies and/or underwriters or, in the case of war risks and protection and indemnity risks, in approved war risks and protection and indemnity risks associations, in each case if other than the Swedish Club.

13.4	Further protections for the Creditor Parties. In addition to the terms set out in Clause 13.3, the Borrower shall procure that the obligatory insurances effected by the relevant Owner shall:
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(a)	subject always to paragraph (b), name that Owner as the sole named assured unless the interest of every other named assured is limited:

(i)	in respect of any obligatory insurances for hull and machinery and war risks;

(A)	to any provable out-of-pocket expenses that it has incurred and which form part of any recoverable claim on underwriters; and

(B)	to any third party liability claims where cover for such claims is provided by the policy (and then only in respect of discharge of any claims made against it); and

(ii)	in respect of any obligatory insurances for protection and indemnity risks, to any recoveries it is entitled to make by way of reimbursement following discharge of any third party liability claims made specifically against it;

and every other named assured has undertaken in writing to the Security Trustee (in such form as it requires) that any deductible shall be apportioned between that Owner and every other named assured in proportion to the gross claims made or paid by each of them and that it shall do all things necessary and provide all documents, evidence and information to enable the Security Trustee to collect or recover any moneys which at any time become payable in respect of the obligatory insurances;

(b)	whenever the Security Trustee requires, name (or be amended to name) the Security Trustee as additional named assured for its rights and interests, warranted no operational interest and with full waiver of rights of subrogation against the Security Trustee, but without the Security Trustee thereby being liable to pay (but having the right to pay) premiums, calls or other assessments in respect of such insurance;

(c)	unless already named as an additional assured, name the Security Trustee as loss payee with such directions for payment as the Security Trustee may specify;

(d)	provide that all payments by or on behalf of the insurers under the obligatory insurances to the Security Trustee shall be made without set-off, counterclaim or deductions or condition whatsoever;

(e)	provide that the obligatory insurances shall be primary without right of contribution from other insurances which may be carried by the Security Trustee or any other Creditor Party; and

(f)	provide that the Security Trustee may make proof of loss if that Owner fails to do so.

13.5	Renewal of obligatory insurances. The Borrower shall procure that each Owner shall:

(a)	at least 21 days before the expiry of any obligatory insurance effected by it:

(i)	notify the Security Trustee of the brokers (or other insurers) and any protection and indemnity or war risks association through or with whom that Owner proposes to renew that obligatory insurance and of the proposed terms of renewal; and

(ii)	obtain the Security Trustee’s approval to the matters referred to in paragraph (i);

(b)	at least 14 days before the expiry of any obligatory insurance effected by it, renew that obligatory insurance in accordance with the Security Trustee’s approval pursuant to paragraph (a); and
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(c)	procure that the approved brokers and/or the war risks and protection and indemnity associations with which such a renewal is effected shall promptly after the renewal notify the Security Trustee in writing of the terms and conditions of the renewal.

13.6	Copies of policies; letters of undertaking. The Borrower shall procure that each Owner shall ensure that all approved brokers provide the Security Trustee with pro forma copies of all policies relating to the obligatory insurances which they are to effect or renew and of a letter or letters or undertaking in a form which is customary in major marine insurance markets.

13.7	Copies of certificates of entry. The Borrower shall procure that each Owner shall ensure that any protection and indemnity and/or war risks associations in which the Ship owned by it is entered provides the Security Trustee with:

(a)	a certified copy of the certificate of entry for that Ship;

(b)	a letter or letters of undertaking in the form usually issued by such protection and indemnity and/or war risks association; and

(c)	a certified copy of each certificate of financial responsibility for pollution by oil or other Environmentally Sensitive Material issued by the relevant certifying authority in relation to that Ship.

13.8	Deposit of original policies. The Borrower shall procure that each Owner shall ensure that all policies relating to obligatory insurances effected by it are deposited with the approved brokers through which the insurances are effected or renewed.

13.9	Payment of premiums. The Borrower shall procure that each Owner shall punctually pay all premiums or other sums payable in respect of the obligatory insurances effected by it and produce all relevant receipts when so required by the Security Trustee unless contested in good faith so long as it does not, in the reasonable opinion of the Security Trustee, affect the relevant obligatory insurances effected.

13.10	Guarantees. The Borrower shall procure that each Owner shall ensure that any guarantees required by a protection and indemnity or war risks association are promptly issued and remain in full force and effect.

13.11	Compliance with terms of insurances. The Borrower shall procure that no Owner shall do nor omit to do (nor permit to be done or not to be done) any act or thing which would or might render any obligatory insurance invalid, void, voidable or unenforceable or render any sum payable under an obligatory insurance repayable in whole or in part; and, in particular:

(a)	each Owner shall take all necessary action and comply with all requirements which may from time to time be applicable to the obligatory insurances, and (without limiting the obligation contained in Clause 13.6(c)) ensure that the obligatory insurances are not made subject to any exclusions or qualifications to which the Security Trustee has not given its prior approval;

(b)	no Owner shall make any changes relating to the classification or classification society or manager or operator of the Ship owned by it approved by the underwriters of the obligatory insurances;

(c)	each Owner shall make (and promptly supply copies to the Agent of) all quarterly or other voyage declarations which may be required by the protection and indemnity risks association in which the Ship owned by it is entered to maintain cover for trading to the United States of America and Exclusive Economic Zone (as defined in the United States Oil Pollution Act 1990 or any other applicable legislation); and
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(d)	no Owner shall employ the Ship owned by it, nor allow it to be employed, otherwise than in conformity with the terms and conditions of the obligatory insurances, without first obtaining the consent of the insurers and complying with any requirements (as to extra premium or otherwise) which the insurers specify.

13.12	Alteration to terms of insurances. The Borrower shall procure that no Owner shall either make or agree to any alteration to the terms of any obligatory insurance nor waive any right relating to any obligatory insurance.

13.13	Settlement of claims. The Borrower shall procure that no Owner shall settle, compromise or abandon any claim under any obligatory insurance for Total Loss or for a Major Casualty, and shall do all things necessary and provide all documents, evidence and information to enable the Security Trustee to collect or recover any moneys which at any time become payable in respect of the obligatory insurances.

13.14	Provision of copies of communications. Following the occurrence of an Event of Default and while the same is continuing, the Borrower shall provide the Security Trustee, at the time of each such communication, copies of all written communications between each Owner and:

(a)	the approved brokers;

(b)	the approved protection and indemnity and/or war risks associations; and

(c)	the approved insurance companies and/or underwriters, which relate directly or indirectly to:

(i)	the relevant Owner’s obligations relating to the obligatory insurances including, without limitation, all requisite declarations and payments of additional premiums or calls; and

(ii)	any credit arrangements made between that Owner and any of the persons referred to in paragraphs (a) or (b) relating wholly or partly to the effecting or maintenance of the obligatory insurances.

13.15	Provision of information. In addition, the Borrower shall procure that each Owner shall promptly provide the Security Trustee (or any persons which it may designate) with any information which the Security Trustee (or any such designated person) reasonably requests for the purpose of:

(a)	obtaining or preparing any report from an independent marine insurance broker as to the adequacy of the obligatory insurances effected or proposed to be effected; and/or

(b)	effecting, maintaining or renewing any such insurances as are referred to in Clause 13.16 or dealing with or considering any matters relating to any such insurances,

and the Borrower shall, forthwith upon demand, indemnify the Security Trustee in respect of all reasonable and documented fees and other expenses incurred by or for the account of the Security Trustee in connection with any such report as is referred to in paragraph (a).

13.16	Mortgagee’s interest insurances. The Security Trustee shall be entitled from time to time to effect, maintain and renew a mortgagee’s interest marine insurance in respect of each Ship in an amount equal to 110 per cent. of the aggregate of the Loan and the Swap Exposure (if, at the time of calculating the Swap Exposure an amount would be payable by the Borrower to the Swap Bank pursuant to the Master Agreement), on such terms, through such insurers and generally in such manner as the Security Trustee may from time to time reasonably consider appropriate and the Borrower shall upon demand fully

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indemnify the Security Trustee in respect of all premiums and other reasonable and documented expenses which are incurred in connection with or with a view to effecting, maintaining or renewing any such insurance or dealing with, or considering, any matter arising out of any such insurance.

14	SHIP COVENANTS

14.1	General. The Borrower also undertakes with each Creditor Party to procure that each Owner complies with the following provisions of this Clause 14 at all times during the Security Period (after the later of (i) the Delivery Date of that Owner’s Ship and (ii) the Drawdown Date for the Delivery Advance in respect of that Owner’s Ship) except as the Agent, with the authorisation of the Majority Lenders, may otherwise permit.

14.2	Ship’s name and registration. The Borrower shall procure that each Owner shall keep the Ship owned by it registered in its name under an Approved Flag; shall not do, omit to do or allow to be done anything as a result of which such registration might be cancelled or imperilled.

14.3	Repair and classification. The Borrower shall procure that each Owner shall keep the Ship owned by it in a good and safe condition and state of repair:

(a)	so as to maintain the highest classification available for vessels the same type, age and specification as the relevant Ship with a classification society acceptable to the Security Trustee free of overdue recommendations and conditions affecting that Ship’s class (and the Agent confirms that the classification of “+100A5, Container Ship, DG, IW, BWM, RSD, +MC AUT, NAV-O, EP” with Germanischer Lloyd to be maintained by each Ship on its Delivery Date is accepted by it for the purposes of this Clause 14.3(a)); and

(b)	so as to comply with all laws and regulations applicable to vessels registered at ports in the applicable Approved Flag State or to vessels trading to any jurisdiction to which that Ship may trade from time to time, including but not limited to the ISM Code and the ISPS Code unless a waiver has been obtained by the relevant Owner.

14.4	Classification society undertaking. Following the occurrence of an Event of Default and while the same is continuing, the Borrower shall, following a written request from the Agent, procure that each Owner shall instruct the classification society referred to in Clause 14.3 (and will use reasonable endeavours to procure that the classification society undertakes with the Security Trustee):

(a)	to send to the Security Trustee, following receipt of a written request from the Security Trustee, certified true copies of all original class records held by the classification society in relation to the Ship owned by it;

(b)	to allow the Security Trustee (or its agents), at any time and from time to time, to inspect the original class and related records of that Owner and that Ship at the offices of the classification society and to take copies of them;

(c)	to notify the Security Trustee immediately in writing if the classification society:

(i)	receives notification from that Owner or any person that that Ship’s classification society is to be changed; or

(ii)	becomes aware of any facts or matters which may result in or have resulted in a change, suspension, discontinuance, withdrawal or expiry of that Ship’s class under the rules or terms and conditions of that Owner’s or that Ship’s membership of the classification society; and

(d)	following receipt of a written request from the Security Trustee:
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(i)	to confirm that that Owner is not in default of any of its contractual obligations or liabilities to the classification society and, without limiting the foregoing, that it has paid in full all fees or other charges due and payable to the classification society; or

(ii)	if that Owner is in default of any of its contractual obligations or liabilities to the classification society, to specify to the Security Trustee in reasonable detail the facts and circumstances of such default, the consequences of such default, and any remedy period agreed or allowed by the classification society.

14.5	Modification. The Borrower shall procure that no Owner shall make any modification or repairs to, or replacement of, the Ship owned by it or equipment installed on it which would materially and adversely alter the structure, type or performance characteristics of that Ship or materially reduce its value.

14.6	Removal of parts. The Borrower shall procure that no Owner shall remove any material part of the Ship owned by it, or any item of equipment installed on, the Ship unless the part or item so removed is replaced in a timely manner by a suitable part or item which is in the same condition as or better condition than the part or item removed, is free from any Security Interest or any right in favour of any person other than the Security Trustee and, if it was the property of the relevant Owner prior to its removal, becomes on installation on the relevant Ship the property of the relevant Owner and subject to the security constituted by the relevant Mortgage and/or the relevant Deed of Covenant Provided that an Owner may install equipment owned by a third party if the equipment can be removed without any risk of damage to the Ship owned by it and provided further that an Owner can remove obsolete equipment or equipment no longer required to ensure compliance with the rules and regulations of the classification society of that Ship.

14.7	Surveys. The Borrower shall procure that each Owner shall submit the Ship owned by it to all periodical or other surveys which may be required for classification purposes (but, which for the avoidance of doubt, shall not restrict an Owner asking for, and obtaining, an extension of a survey wherever it considers appropriate to do so) and, if so required by the Security Trustee provide the Security Trustee, with copies of all survey reports.

14.8	Inspection. The Borrower shall procure that each Owner shall permit the Security Trustee (by surveyors or other persons appointed by it for that purpose) to board the Ship owned by it at all reasonable times upon provision of timely advance notice to inspect its condition or to satisfy themselves about proposed or executed repairs and shall afford all proper facilities for such inspections.

14.9	Prevention of and release from arrest. The Borrower shall procure that each Owner shall discharge within 10 Business Days all liabilities which give or may give rise to maritime or possessory liens on or claims enforceable against the Ship owned by it, the Earnings or the Insurances and, forthwith upon receiving notice of the arrest of the Ship owned by it, or of its detention in exercise or purported exercise of any lien or claim, that Owner shall procure its release within 5 Business Days of the date of receipt of such notice of the arrest or detention of the Ship owned by it by providing bail or otherwise as the circumstances may require.

14.10	Compliance with laws etc. The Borrower shall procure that each Owner shall:

(a)	comply, or procure compliance with the ISM Code, the ISPS Code, all Environmental Laws and all other laws or regulations relating to the Ship owned by it, its ownership, operation and management or to the business of that Owner unless a waiver in relation thereto has been obtained by the relevant Owner;

(b)	not employ the Ship owned by it nor allow its employment in any manner contrary to any law or regulation in any relevant jurisdiction including but not limited to the ISM Code
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and the ISPS Code unless a waiver in relation thereto has been obtained by the relevant Owner; and

(c)	in the event of hostilities in any part of the world (whether war is declared or not), not cause or permit the Ship owned by it to enter or trade to any zone which is declared a war zone by any government or by the Ship’s war risks insurers unless that Owner has (at its expense) effected any special, additional or modified insurance cover which the relevant Ship’s underwriters may require.

14.11	Provision of information. The Borrower shall procure that each Owner shall promptly provide the Security Trustee with any information which it reasonably requests regarding:

(a)	the Ship owned by it, its employment, position and engagements;

(b)	the Earnings and payments and amounts due to the master and crew of the Ship owned by it;

(c)	any expenses incurred, or likely to be incurred, in connection with the operation, maintenance or repair of the Ship owned by it and any payments made in respect of that Ship;

(d)	any towages and salvages; and

(e)	its compliance, the Approved Manager’s compliance and the compliance of the Ship owned by it, in each case with the ISM Code and the ISPS Code as regards the relevant Ship,

and, upon the Security Trustee’s request, provide copies of any current charter relating to the Ship owned by it, of any current charter guarantee and copies of the Owner’s or the Approved Manager’s Document of Compliance.

14.12	Notification of certain events. The Borrower shall procure that each Owner shall immediately notify the Security Trustee by fax of:

(a)	any casualty which is a Major Casualty;

(b)	any occurrence as a result of which the Ship owned by it has become or is, by the passing of time or otherwise, likely to become a Total Loss;

(c)	any requirement or recommendation made by any insurer or classification society or by any competent authority which is not complied with in accordance with its terms;

(d)	any arrest or detention of the Ship owned by it, any exercise or purported exercise of any lien on that Ship or its Earnings or any requisition of that Ship for hire unless in the case of an arrest or detention or the exercise or purported exercise of any lien, the Borrower has, within 5 Business Days from the occurrence of the relevant event, discharged the arrest, detention or lien;

(e)	any intended dry docking of the Ship owned by it which is expected to last at least 30 days;

(f)	any Environmental Claim for an amount exceeding $2,000,000 (or the equivalent in any other currency) made against that Owner or in connection with the Ship owned by it, or any Environmental Incident which may or is likely to result in an Environmental Claim for an amount exceeding $2,000,000 (or the equivalent in any other currency);

(g)	any claim for breach of the ISM Code or the ISPS Code being made against that Owner, the Approved Manager or otherwise in connection with the Ship owned by it which may

42

result in the withdrawal of the Safety Management Certificate, the Document of Compliance or the ISSC applicable to that Ship, the relevant Owner or, as the case may be, the Approved Manager; or

(h)	any other matter, event or incident, actual or threatened, the effect of which will or could lead to the withdrawal of the Safety Management Certificate, the Document of Compliance or the ISSC applicable to any Ship, an Owner or, as the case may be, the Approved Manager, and that Owner shall keep the Security Trustee advised in writing on a regular basis and in such detail as the Security Trustee shall reasonably require of that Owner’s, the Approved Manager’s or any other person’s response to any of those events or matters.

14.13	Restrictions on chartering, appointment of managers etc. The Borrower shall procure that no Owner shall, in relation to the Ship owned by it:

(a)	let that Ship on demise charter for any period;

(b)	enter into any time or consecutive voyage charter in respect of that Ship for a term which exceeds, or which by virtue of any optional extensions may exceed, 13 months;

(c)	enter into any charter in relation to that Ship under which more than 2 months’ hire (or the equivalent) is payable in advance;

(d)	charter that Ship otherwise than on bona fide arm’s length terms;

(e)	appoint a manager of that Ship other than an Approved Manager; or

(f)	de-activate or lay up that Ship if the Ship is scheduled to be de-activated or laid up for a period exceeding 6 months unless the de-activation or lay-up is being made at the request of the charterer of the Ship and the charterer shall continue performing its obligations under the relevant charter during the de-activation or lay-up period; or

(g)	put that Ship into the possession of any person for the purpose of work being done upon it in an amount exceeding or likely to exceed $2,000,000 (or the equivalent in any other currency) unless that person has (i) first given to the Security Trustee and in terms reasonably satisfactory to it a written undertaking not to exercise any lien on that Ship or its Earnings for the cost of such work or for any other reason or (ii) entered into an agreement with the relevant Owner pursuant to which that person agrees that the Ship may depart the relevant shipyard or repair yard in consideration of a payment of part, but not all, of the costs of the relevant work.

14.14	Notice of Mortgage. The Borrower shall procure that each Owner shall keep the relevant Mortgage registered against the Ship owned by it as a valid first priority or preferred mortgage, carry on board that Ship a certified copy of the relevant Mortgage and place and maintain in a conspicuous place in the navigation room and the Master’s cabin of that Ship a framed printed notice stating that that Ship is mortgaged by that Owner to the Security Trustee.

14.15	Sharing of Earnings. The Borrower shall procure that no Owner enter into any agreement or arrangement for the sharing of any Earnings.

15	SECURITY COVER

15.1	Minimum required security cover. Clause 15.2 applies if the Agent notifies the Borrower that:

(a)	the Market Value of a Ship subject to a Mortgage at the relevant time; plus
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(b)	the net realisable value of any additional security previously provided under this Clause 15 (and such additional security shall be attributed to the Tranche to which this Clause 15.1 applies at the relevant time unless at that time this Clause 15.1 applies to both Tranches in which case the market value of such additional security (as determined pursuant to Clause 15.5) shall be allocated equally between the two Tranches), is below 120 per cent. of the aggregate of the Tranche applicable to that Ship (i) minus the Relevant Percentage of the Swap Exposure, if an amount would be owing to the Borrower by the Swap Bank pursuant to the terms of the Master Agreement when such Swap Exposure is calculated or (ii) plus the Relevant Percentage of the Swap Exposure, if an amount would be owing by the Borrower to the Swap Bank pursuant to the terms of the Master Agreement when such Swap Exposure is calculated Provided that this Clause 15.1 shall apply, in respect of a Tranche and the Ship financed by that Tranche, after that Ship has been delivered to its Owner and then only during any period when the Ship is for more than 60 consecutive days not subject to, and operating under, an Approved Charter.

15.2	Provision of additional security; prepayment. If the Agent serves a notice on the Borrower under Clause 15.1, the Borrower shall prepay such part (at least) of the relevant Tranche as will eliminate the shortfall on or before the date falling 1 month after the date on which the Agent’s notice is served under Clause 15.1 (the “Prepayment Date”) unless at least 1 Business Day before the Prepayment Date it has provided, or ensured that a third party has provided, additional security which, in the opinion of the Agent, has a market value (which shall be determined in accordance with Clause 15.5) at least equal to the shortfall and which has been documented in such terms as the Agent may approve or require.

15.3	Valuation of Ships. The Market Value of a Ship at any date is that shown by taking the arithmetic mean of two valuations each prepared:

(a)	as at a date not more than 30 days previously;

(b)	by an Approved Shipbroker appointed by the Borrower (subject to such valuation being addressed to the Agent);

(c)	with or without physical inspection of the Ship (as the Agent may require); and

(d)	on the basis of a sale for prompt delivery for cash on normal arm’s length commercial terms as between a willing seller and a willing buyer, free of any existing charter or other contract of employment,

Provided that if such two valuations differ by more than 10 per cent., then the Agent will obtain a third valuation from an Approved Shipbroker which the Borrower has appointed for this purpose, to be prepared in accordance with paragraphs (a) to (d) of this Clause 15.3 and the Market Value of the relevant Ship will be the arithmetic mean of all three such valuations.

15.4	Frequency of valuations. The Borrower acknowledges and agrees that the Agent may commission valuations of either Ship 60 days after the expiration of an Approved Charter relative to that Ship and for so long as such Ship is not subject to any Approved Charter at such other times during such period as the Agent shall deem necessary but in any event not more than twice during each 12-month period of the Security Period when either Ship is not subject to an Approved Charter.

15.5	Value of additional security. The market value of any additional security which is provided under Clause 15.2 shall be as follows:

(a)	if it consists of a Security Interest over a vessel, shall be that shown by a valuation complying with the requirements of Clause 15.3 but if such vessel is, on the date of its

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valuation, subject to a charter having an unexpired duration of at least 12 months with a charterer acceptable to the Agent, the valuation shall be adjusted to take account of that charter;

(b)	if it consists of a Security Interest over a Dollar cash deposit, shall be that of the amount standing to the credit of the relevant account at that time on a “Dollar for Dollar” basis; and

(c)	if it consists of a Security Interest over any other asset, shall be that reasonably determined by the Agent.

15.6	Valuations binding. Any valuation under Clause 15.3 or 15.5 shall be binding and conclusive as regards the Borrower, as shall be any valuation which the Agent reasonably makes of any additional security.

15.7	Provision of information. The Borrower shall promptly provide the Agent and any shipbroker or expert acting under Clauses 15.3 or 15.5 with any information which the Agent or the shipbroker or expert may request for the purposes of the valuation; and, if the Borrower fails to provide the information by the date specified in the request, the valuation may be made on any basis and assumptions which the shipbroker or the Majority Lenders (or the expert appointed by them) consider prudent.

15.8	Payment of valuation expenses. Without prejudice to the generality of the Borrower’s obligations under Clauses 20.2, 20.3 and 21.3, the Borrower shall, on demand, pay the Agent the amount of the reasonable and documented fees and expenses of any shipbroker or expert instructed by the Agent under this Clause (provided that no more than one set of valuations of each Ship in each calendar year shall be payable by the Borrower unless an Event of Default has occurred which is continuing in which case the Borrower shall be liable to pay for all valuations that take place during the period such Event of Default is continuing) and all legal and other expenses incurred by any Creditor Party in connection with any matter arising out of this Clause.

15.9	Application of prepayment. Clause 8 shall apply in relation to any prepayment pursuant to Clause 15.2.

15.10	Release of additional security. If the amounts calculated under Clause 15.1 in respect of a Ship or the Tranche applicable to it shall at any time exceed the minimum required Individual Asset Cover Ratio for that Ship and Tranche, and the Borrower shall previously have provided further security pursuant to this Clause 15, the Agent, after receiving a notice from the Borrower to do so (such notice to include evidence satisfactory to the Agent that the relevant Individual Asset Cover Ratio specified in Clause 15.1 has been maintained for a period of 30 consecutive days (or a shorter period as the Agent may in its discretion accept) prior to such notice (without taking account of the additional security whose release the Borrower is requesting pursuant to this Clause 15.10)) will, subject to being indemnified to its satisfaction against the cost of doing so, release any such further security specified by the Borrower to the extent that the minimum required Individual Asset Cover Ratio specified in Clause 15.1 for the relevant Ship and Tranche would be maintained following such release Provided that at the relevant time no Event of Default is in existence or will result from such release.

16	PAYMENTS AND CALCULATIONS

16.1	Currency and method of payments. All payments to be made by the Lenders or by the Borrower under a Finance Document shall be made to the Agent or to the Security Trustee, in the case of an amount payable to it:

(a)	by not later than 11.00 a.m. (New York City time) on the due date;
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(b)	in same day Dollar funds settled through the New York Clearing House Interbank Payments System (or in such other Dollar funds and/or settled in such other manner as the Agent shall specify as being customary at the time for the settlement of international transactions of the type contemplated by this Agreement);

(c)	in the case of an amount payable by a Lender to the Agent or by the Borrower to the Agent or any Lender, to the account of the Agent at JP Morgan Chase Bank, New York, N.Y., U.S.A. (SWIFT Code: CHAS US33; Account No. 001-1-938123) with reference “Costamare Inc. – US$140m facility”, or to such other account with such other bank as the Agent may from time to time notify to the Borrower and the other Creditor Parties; and

(d)	in the case of an amount payable to the Security Trustee, to such account as it may from time to time notify to the Borrower and the other Creditor Parties.

16.2	Payment on non-Business Day. If any payment by the Borrower under a Finance Document would otherwise fall due on a day which is not a Business Day:

(a)	the due date shall be extended to the next succeeding Business Day; or

(b)	if the next succeeding Business Day falls in the next calendar month, the due date shall be brought forward to the immediately preceding Business Day,

and interest shall be payable during any extension under paragraph (a) at the rate payable on the original due date.

16.3	Basis for calculation of periodic payments. All interest and commitment fee and any other payments under any Finance Document which are of an annual or periodic nature shall accrue from day to day and shall be calculated on the basis of the actual number of days elapsed and a 360 day year.

16.4	Distribution of payments to Creditor Parties. Subject to Clauses 16.5, 16.6 and 16.7:

(a)	any amount received by the Agent under a Finance Document for distribution or remittance to a Lender or the Security Trustee shall be made available by the Agent to that Lender or, as the case may be, the Security Trustee by payment, with funds having the same value as the funds received, to such account as the Lender or the Security Trustee may have notified to the Agent not less than 5 Business Days previously; and

(b)	amounts to be applied in satisfying amounts of a particular category which are due to the Lenders generally shall be distributed by the Agent to each Lender pro rata to the amount in that category which is due to it.

16.5	Permitted deductions by Agent. Notwithstanding any other provision of this Agreement or any other Finance Document, the Agent may, before making an amount available to a Lender, deduct and withhold from that amount any sum which is then due and payable to the Agent from that Lender under any Finance Document or any sum which the Agent is then entitled under any Finance Document to require that Lender to pay on demand.

16.6	Agent only obliged to pay when monies received. Notwithstanding any other provision of this Agreement or any other Finance Document, the Agent shall not be obliged to make available to the Borrower or any Lender any sum which the Agent is expecting to receive for remittance or distribution to the Borrower or that Lender until the Agent has satisfied itself that it has received that sum.
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16.7	Refund to Agent of monies not received. If and to the extent that the Agent makes available a sum to the Borrower or a Lender, without first having received that sum, the Borrower or (as the case may be) the Lender concerned shall, on demand:

(a)	refund the sum in full to the Agent; and

(b)	pay to the Agent the amount (as certified by the Agent) which will indemnify the Agent against any funding or other loss, liability or expense incurred by the Agent as a result of making the sum available before receiving it.

16.8	Agent may assume receipt. Clause 16.7 shall not affect any claim which the Agent has under the law of restitution, and applies irrespective of whether the Agent had any form of notice that it had not received the sum which it made available.

16.9	Creditor Party accounts. Each Creditor Party shall maintain accounts showing the amounts owing to it by the Borrower and each Security Party under the Finance Documents and all payments in respect of those amounts made by the Borrower and any Security Party.

16.10	Agent’s memorandum account. The Agent shall maintain a memorandum account showing the amounts advanced by the Lenders and all other sums owing to the Agent, the Security Trustee and each Lender from the Borrower and each Security Party under the Finance Documents and all payments in respect of those amounts made by the Borrower and any Security Party.

16.11	Accounts prima facie evidence. If any accounts maintained under Clauses 16.9 and 16.10 show an amount to be owing by the Borrower or a Security Party to a Creditor Party, those accounts shall be prima facie evidence that that amount is owing to that Creditor Party.

17	APPLICATION OF RECEIPTS

17.1	Normal order of application. Except as any Finance Document may otherwise provide, any sums which are received or recovered by any Creditor Party under or by virtue of any Finance Document shall be applied:

(a)	FIRST: in or towards satisfaction of any amounts then due and payable under the Finance Documents and the Master Agreement in the following order and proportions:

(i)	first, in or towards satisfaction pro rata of all amounts then due and payable to the Creditor Parties under the Finance Documents other than those amounts referred to at paragraphs (ii) and (iii) (including, but without limitation, all amounts payable by the Borrower under Clauses 20, 21 and 22 of this Agreement or by the Borrower or any Security Party under any corresponding or similar provision in any other Finance Document or in the Master Agreement);

(ii)	secondly, in or towards satisfaction pro rata of any and all amounts of interest or default interest payable to the Creditor Parties under the Finance Documents and the Master Agreement (and, for this purpose, the expression “interest” shall include any net amount which the Borrower shall have become liable to pay or deliver under section 2(e) (Obligations) of the Master Agreement but shall have failed to pay or deliver to the Swap Bank at the time of application or distribution under this Clause 17); and

(iii)	thirdly, in or towards satisfaction pro rata of the Loan and, if a sum is payable by the Borrower to the Swap Bank, the Swap Exposure (in the case of the latter, calculated as at the actual Early Termination Date applying to each particular Designated Transaction, or if no such Early Termination Date shall have
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occurred, calculated as if an Early Termination Date occurred on the date of application or distribution hereunder);

(b)	SECONDLY: (if an Event of Default has occurred and is continuing at the time any sums received or recovered are being applied in accordance with this Clause 17.1) in retention of an amount equal to any amount not then due and payable under any Finance Document or the Master Agreement but which the Agent, by notice to the Borrower, the Security Parties and the other Creditor Parties, states in its opinion will or may become due and payable in the future and, upon those amounts becoming due and payable, in or towards satisfaction of them in accordance with the provisions of Clause 17.1(a); and

(c)	THIRDLY: any surplus shall be paid to the Borrower or to any other person appearing to be entitled to it.

17.2	Variation of order of application. The Agent may, with the authorisation of all the Lenders and the Swap Bank, by notice to the Borrower, the Security Parties and the other Creditor Parties provide for a different manner of application from that set out in Clause 17.1 either as regards a specified sum or sums or as regards sums in a specified category or categories.

17.3	Notice of variation of order of application. The Agent may give notices under Clause 17.1(a) from time to time; and such a notice may be stated to apply not only to sums which may be received or recovered in the future, but also to any sum which has been received or recovered on or after the third Business Day before the date on which the notice is served and which have not yet been applied.

17.4	Appropriation rights overridden. This Clause 17 and any notice which the Agent gives under Clause 17.1(a) shall override any right of appropriation possessed, and any appropriation made, by the Borrower or any Security Party.

18	APPLICATION OF EARNINGS

18.1	Payment of Earnings. The Borrower undertakes with each Creditor Party to ensure that, throughout the Security Period (and subject only to the provisions of the General Assignments), all the Earnings of each Ship are paid to the Earnings Account for that Ship.

18.2	Monthly retentions. The Borrower undertakes with each Creditor Party to ensure that, in each calendar month of the Security Period after the relevant Ship has been delivered to its Owner under the relevant Shipbuilding Contract, on such dates as the Agent may from time to time specify, there is paid to the Retention Account:

(a)	one-sixth of the amount of the Six-monthly Instalment in respect of the Tranche which was used to finance the relevant Ship falling due under Clause 8 on the next Repayment Date; and

(b)	the relevant fraction of the aggregate amount of interest on that Tranche which is payable on the next due date for payment of interest in respect of that Tranche under this Agreement.

In this Clause 18.2, the “relevant fraction”, in relation to paragraph (b), is a fraction of which the numerator is 1 and the denominator the number of months comprised in the then current Interest Period for the relevant Tranche (or, if the current Interest Period ends after the next due date for payment of interest under this Agreement for the relevant Tranche, the number of months from the later of the commencement of the current Interest Period for the relevant Tranche or the last due date for payment of interest for that Tranche to the next due date for payment of interest for that Tranche under this Agreement).

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18.3	Application of retentions. Until an Event of Default occurs and whilst it is continuing, the Agent shall on each Repayment Date and on each due date for the payment of interest under this Agreement distribute to the Lenders in accordance with Clause 16.4 so much of the then balance on the Retention Account as equals:

(a)	the Six-monthly Instalment due on that Repayment Date; or

(b)	the amount of interest payable on that interest payment date,

in discharge of the Borrower’s liability for that Six-monthly Instalment or that interest.

18.4	Interest accrued on Accounts. Any credit balance on an Account shall bear interest at the rate from time to time offered by the Agent to its customers for Dollar deposits of similar amounts and for periods similar to those for which such balances appear to the Agent likely to remain on that Account.

18.5	No release of accrued interest. Interest accruing under Clause 18.4 shall be credited to the Retention Account and shall, immediately after the satisfaction by the Borrower of its payment obligations pursuant to Clauses 5 and 8 on each Repayment Date, be transferred on a pro rata basis to each Earnings Account.

18.6	Location of accounts. The Borrower shall procure that each Owner shall promptly:

(a)	comply with any reasonable requirement of the Agent as to the location or re-location of the Earnings Accounts (or either of them); and

(b)	execute any documents which the Agent specifies to create or maintain in favour of the Security Trustee a Security Interest over (and/or rights of set-off, consolidation or other rights in relation to) the Earnings Accounts.

18.7	Earnings Account: withdrawals. Unless and until an Event of Default shall occur which is continuing and the Agent shall direct to the contrary, each Owner shall freely withdraw moneys from its Earnings Account Provided that if an Owner wishes to make a withdrawal during either of the grace periods referred to in Clause 19.1(a), it may only make such withdrawal with the prior written consent of the Agent unless during such grace period the relevant payment referred to in Clause 19.1(a) has been made rendering such grace period redundant.

18.8	Account terms. Each Owner shall, unless and until an Event of Default shall occur and be continuing and the Agent shall direct to the contrary, be entitled from time to time to require that moneys for the time being standing to the credit of the Earnings Accounts be transferred in such amounts and for such periods as the relevant Owner selects to fixed-term deposit accounts (“deposit accounts”) opened in the name of such Owner with the Agent. Each Owner shall not be entitled to withdraw moneys standing to the credit of its Earnings Account which is the subject of a fixed term deposit until the expiry of the period of such deposit unless such Owner shall, on withdrawing such moneys pay to the Agent on demand any loss or expense which the Agent shall certify that it has sustained or incurred as a result of such withdrawal being made prior to the expiry of the period of the relevant deposit and the Agent shall be entitled to debit the relevant Earnings Account for the amount so certified prior to such withdrawal being made. Any deposit accounts shall, for all the purposes of the Finance Documents, be deemed to be sub-accounts of the Earnings Account from which the moneys deposited in the deposit accounts were transferred and all references in the Security Documents to the Earnings Account shall be deemed to include the deposit accounts deemed as aforesaid to be sub-accounts thereof.
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19	EVENTS OF DEFAULT

19.1	Events of Default. An Event of Default occurs if:

(a)	the Borrower or any Security Party fails to pay any sum payable under a Finance Document when due or, in the case of any sum expressed to be payable on demand, within 3 Business Days of the Agent’s written demand, unless such failure to pay is caused by an administrative error in the banking system and payment of the relevant sum is made within 5 days of its due date; or

(b)	any breach occurs of Clause 9.2, 11.2, 11.3, 12.2, 12.3, 12.4, 13.7 or 15.2; or

(c)	any breach by the Borrower or any Security Party occurs of any provision of a Finance Document (other than a breach covered by paragraphs (a) or (b)) which, in the opinion of the Majority Lenders, is capable of remedy, and such default continues unremedied 15 days after written notice from the Agent requesting action to remedy the same; or

(d)	(subject to any applicable grace period specified in the Finance Document) any breach by the Borrower or any Security Party occurs of any provision of a Finance Document (other than a breach falling within paragraphs (a), (b) or (c)); or

(e)	any representation, warranty or statement made or repeated by, or by an officer of, the Borrower or a Security Party in a Finance Document or in a Drawdown Notice or any other notice or document relating to a Finance Document is untrue or misleading when it is made or repeated and the effect of which will be adverse to the Security Interests created pursuant to the Finance Documents or will have a material adverse effect on the performance of the obligations undertaken by the Borrower and the other Security Parties pursuant to this Agreement, the Master Agreement or any of the other Finance Documents; or

(f)	any of the following occurs in relation to any Financial Indebtedness of a Relevant Person which, in the case of the Borrower, exceeds $3,000,000 (or the equivalent in any other currency) and, in the case of either Owner, exceeds (only with respect to any Financial Indebtedness arising under any hire purchase agreement or under a guarantee) $1,000,000 (or the equivalent in any other currency) or, as regards Financial Indebtedness arising under different documents or transactions, an aggregate amount of $3,000,000 (or the equivalent in any other currency) or more):

(i)	any Financial Indebtedness of a Relevant Person is not paid when due (after taking into account any applicable grace periods); or

(ii)	any Financial Indebtedness of a Relevant Person is declared due and payable prior to its stated maturity date as a consequence of any event of default; or

(iii)	a lease, hire purchase agreement or charter (other than an Initial Approved Charter) creating any Financial Indebtedness of a Relevant Person is terminated by the lessor or owner as a consequence of any termination event; or

(iv)	any long-term loan and/or guarantee facility (which is to be used in financing one or more ships or newbuildings) relating to any Financial Indebtedness of a Relevant Person becomes capable of being terminated as a result of any event of default, or cash cover is required (and is not provided in accordance with its terms) in respect of such a facility as a result of any event of default; or

(v)	any Security Interest securing any Financial Indebtedness of a Relevant Person becomes enforceable and such enforcement is not cancelled, terminated, withdrawn or suspended within 30 days of being commenced; or
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(g)	any of the following occurs in relation to a Relevant Person:

(i)	a Relevant Person becomes unable to pay its debts as they fall due; or

(ii)	any assets of a Relevant Person are subject to any form of execution, attachment, arrest, sequestration or distress in respect of a sum of, or sums aggregating, $2,000,000 or more or the equivalent in another currency; or

(iii)	any administrative or other receiver is appointed over all or a substantial part of the assets of a Relevant Person; or

(iv)	an administrator is appointed (whether by the court or otherwise) in respect of a Relevant Person; or

(v)	any formal declaration of bankruptcy or any formal statement to the effect that a Relevant Person is insolvent is made by a Relevant Person or by the directors of a Relevant Person or, in any proceedings, by a lawyer acting for a Relevant Person; or

(vi)	a provisional liquidator is appointed in respect of a Relevant Person, a winding up order is made in relation to a Relevant Person or a winding up resolution is passed by a Relevant Person; or

(vii)	a resolution is passed, an administration notice is given or filed, an application or petition to a court is made or presented or any other step is taken by (aa) a Relevant Person, (bb) the members or directors of a Relevant Person, (cc) a holder of Security Interests which together relate to all or substantially all of the assets of a Relevant Person, or (dd) a government minister or public or regulatory authority of a Pertinent Jurisdiction for or with a view to the winding up of that or another Relevant Person or the appointment of a provisional liquidator or administrator in respect of that or another Relevant Person, or that or another Relevant Person ceasing or suspending business operations or payments to creditors, save that this paragraph does not apply to a fully solvent winding up of a Relevant Person other than the Borrower or an Owner which is, or is to be, effected for the purposes of an amalgamation or reconstruction previously approved by the Majority Lenders and effected not later than 3 months after the commencement of the winding up and save further that the provisions of this Clause 19.1(g)(vii) do not apply in the cases of paragraphs (cc) and (dd) if the proposed winding up, appointment of a provisional liquidator or administration is being contested in good faith, on substantial grounds and not with a view to some other insolvency law procedure being implemented instead and either (aa) the application or petition is dismissed or withdrawn within 60 days of it being made or presented, or (bb) within 60 days of the administration notice being given or filed, or other relevant steps are being taken or other action is taken which will ensure that there will be no administration and (in both cases (aa) or (bb)) the Security Party will continue to carry on its business in the ordinary course and without being the subject of any actual, interim or pending insolvency law procedure; or

(viii)	an administration notice is given or filed, an application or petition to a court is made or presented or any other step is taken by a creditor of a Relevant Person (other than a holder of Security Interests which together relate to all or substantially all of the assets of a Relevant Person) for the winding up of a Relevant Person or the appointment of a provisional liquidator or administrator in respect of a Relevant Person in any Pertinent Jurisdiction, unless the proposed winding up, appointment of a provisional liquidator or administration is being contested in good faith, on substantial grounds and not with a view to some other insolvency law procedure being implemented instead and either (aa) the
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application or petition is dismissed or withdrawn within 60 days of being made or presented, or (bb) within 60 days of the administration notice being given or filed, or the other relevant steps being taken, other action is taken which will ensure that there will be no administration and (in both cases (aa) or (bb)) the Relevant Person will continue to carry on business in the ordinary way and without being the subject of any actual, interim or pending insolvency law procedure; or

(ix)	a Relevant Person or its directors take any steps (whether by making or presenting an application or petition to a court, or submitting or presenting a document setting out a proposal or proposed terms, or otherwise) with a view to obtaining, in relation to that or another Relevant Person, any form of moratorium, suspension or deferral of payments, reorganisation of debt (or certain debt) or arrangement with all or a substantial proportion (by number or value) of creditors or of any class of them or any such moratorium, suspension or deferral of payments, reorganisation or arrangement is effected by court order, by the filing of documents with a court, by means of a contract or in any other way at all; or

(x)	in a Pertinent Jurisdiction other than England, any event occurs, any proceedings are opened or commenced or any step is taken which, in the reasonable opinion of the Majority Lenders (having previously received advice of counsel) is similar to any of the foregoing; or

(h)	the Borrower ceases or suspends carrying on its business or a part of its business which, in the reasonable opinion of the Majority Lenders, is material in the context of this Agreement; or

(i)	it becomes unlawful in any Pertinent Jurisdiction or impossible:

(i)	for the Borrower or any Security Party to discharge any liability under a Finance Document or to comply with any other obligation which the Majority Lenders consider material under a Finance Document; or

(ii)	for the Agent, the Security Trustee or the Lenders to exercise or enforce any right under, or to enforce any Security Interest created by, a Finance Document,

unless the Majority Lenders are satisfied that through the implementation of alternative arrangements satisfactory to the Majority Lenders the unlawfulness or impossibility will be overcome or rectified within a period of 20 days without jeopardising in any way the position of the Creditor Parties under this Agreement, the Master Agreement or any of the other Finance Documents or the Security Interests created pursuant to the Finance Documents; or

(j)	any official consent necessary to enable any Owner to own, operate or charter the Ship owned by it or to enable any Owner or any Security Party to comply with any provision which the Majority Lenders reasonably consider material of a Finance Document or a Shipbuilding Contract is not granted, expires without being renewed, is revoked or becomes liable to revocation or any condition of such a consent is not fulfilled unless the Owner or other relevant Security Party has obtained a waiver thereof from the relevant authorities; or

(k)	if, without the prior consent of the Majority Lenders, members of the Konstantakopoulos Family own and control less than 40 per cent. of the issued share capital of the Borrower; or

(l)	without the prior consent of the Majority Lenders, the direct legal ownership of any of the shares in either Owner has changed from that approved by the Agent on the date of this Agreement;
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(m)	any provision which the Majority Lenders reasonably consider material of a Finance Document proves to have been or becomes invalid or unenforceable, or a Security Interest created by a Finance Document proves to have been or becomes invalid or unenforceable or such a Security Interest proves to have ranked after, or loses its priority to, another Security Interest or any other third party claim or interest; or

(n)	the security constituted by a Finance Document is in any way imperilled or in jeopardy; or

(o)	whilst a Designated Transaction is outstanding, the Master Agreement is terminated, cancelled, suspended, rescinded or revoked or otherwise ceases to remain in full force and effect for any reason except with the consent of the Agent, acting with the authorisation of the Majority Lenders; or

(p)	whilst a Designated Transaction is outstanding, the Borrower fails to satisfy in a timely manner any payment obligation imposed upon it pursuant to the Master Agreement as a consequence of the occurrence of an Event of Default (as defined in Section 14 of the Master Agreement); or

(q)	any other event occurs or any other circumstances arise or develop including, without limitation, a material adverse change in the financial position of any Relevant Person in the light of which the Majority Lenders reasonably consider that there is a significant risk that the Borrower or any Security Party is, or will later become, unable to discharge its liabilities under the Finance Documents as they fall due.

19.2	Actions following an Event of Default. On, or at any time after, the occurrence of an Event of Default and while the same is continuing:

(a)	the Agent shall, if so instructed by the Majority Lenders:

(i)	serve on the Borrower a notice stating that the Commitments and all other obligations of each Lender to the Borrower under this Agreement are cancelled; and/or

(ii)	serve on the Borrower a notice stating that the Loan, all accrued interest and all other amounts accrued or owing under this Agreement are immediately due and payable or are due and payable on demand; and/or

(iii)	take any other action which, as a result of the Event of Default or any notice served under paragraph (i) or (ii), the Agent and/or the Lenders are entitled to take under any Finance Document or any applicable law and the Agent may, without being instructed by the Majority Lenders, take any action (other than that referred to in paragraphs (i) and (ii)) which, as a result of the Event of Default, the Agent is entitled to take under any Finance Document or any applicable law; and/or

(b)	the Security Trustee shall, if so instructed by the Agent, acting with the authorisation of the Majority Lenders, take any action which, as a result of the Event of Default or any notice served under paragraph (a)(i) or (a)(ii), the Security Trustee, the Agent and/or the Lenders are entitled to take under any Finance Document or any applicable law and the Security Trustee may, without being instructed by the Agent or the Majority Lenders, take any action which, as a result of the Event of Default, the Security Trustee is entitled to take under any Finance Document or any applicable law.

19.3	Termination of Commitments. On the service of a notice under Clause 19.2(a)(i), the Commitments and all other obligations of each Lender to the Borrower under this Agreement shall be cancelled.
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19.4	Acceleration of Loan. On the service of a notice under Clause 19.2(a)(ii), the Loan, all accrued interest and all other amounts accrued or owing from the Borrower or any Security Party under this Agreement and every other Finance Document shall become immediately due and payable or, as the case may be, payable on demand.

19.5	Multiple notices. The Agent may serve notices under Clauses 19.2(a)(i) or 19.2(a)(ii) simultaneously or on different dates and it and/or the Security Trustee may take any action referred to in Clause 19.2 simultaneously with or at any time after the service of both or either of such notices.

19.6	Notification of Creditor Parties and Security Parties. The Agent shall send to each Lender, the Security Trustee, the Swap Bank and each Security Party a copy or the text of any notice which the Agent serves on the Borrower under Clause 19.2; but the notice shall become effective when it is served on the Borrower, and no failure or delay by the Agent to send a copy or the text of the notice to any other person shall invalidate the notice or provide the Borrower or any Security Party with any form of claim or defence.

19.7	Creditor Party rights unimpaired. Nothing in this Clause shall be taken to impair or restrict the exercise of any right given to individual Creditor Parties under a Finance Document or the general law; and, in particular, this Clause is without prejudice to Clause 3.1.

19.8	Exclusion of Creditor Party liability. No Creditor Party, and no receiver or manager appointed by the Security Trustee, shall have any liability to the Borrower or a Security Party:

(a)	for any loss caused by an exercise of rights under, or enforcement of a Security Interest created by, a Finance Document or by any failure or delay to exercise such a right or to enforce such a Security Interest; or

(b)	as mortgagee in possession or otherwise, for any income or principal amount which might have been produced by or realised from any asset comprised in such a Security Interest or for any reduction (however caused) in the value of such an asset, except that this does not exempt a Creditor Party or a receiver or manager from liability for losses shown to have been caused by the dishonesty, the gross negligence or the wilful misconduct of such Creditor Party’s own officers and employees or (as the case may be) such receiver’s or manager’s own partners or employees unless the Borrower or any Security Party is privy to such conduct.

19.9	Relevant Persons. In this Clause 19, a “Relevant Person” means the Borrower and any Security Party.

19.10	Interpretation. In Clause 19.1(f) references to an event of default or a termination event include any event, howsoever described, which is similar to an event of default in a facility agreement or a termination event in a finance lease; and in Clause 19.1(g) “petition” includes an application.

20	FEES AND EXPENSES

20.1	Arrangement and commitment fees. The Borrower shall pay (or, as the case may be, has paid), to the Agent:

(a)	on the date of this Agreement, the following non-refundable fees:

(i)	an arrangement fee in the amount of $400,000;

(ii)	a structuring fee in the amount of $400,000; and
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(iii)	an upfront participation fee in the amount of $250,000,

representing, in aggregate, 0.75 per cent. of the Total Commitments; and

(b)	quarterly in arrears during the period from (and including) the date of this Agreement to the earlier of (i) the final Drawdown Date and (ii) the last day of the Availability Period (and on the last day of that period) for the account of the Lenders, a commitment fee at the rate of 1 per cent. per annum on the undrawn amount of the Total Commitments for distribution among the Lenders pro rata to their Commitments.

20.2	Costs of negotiation, preparation etc. The Borrower shall pay to the Agent on its demand the amount of all reasonable and documented expenses incurred by the Agent or the Security Trustee in connection with the negotiation, preparation, execution or registration of any Finance Document or any related document or with any transaction contemplated by a Finance Document or a related document.

20.3	Costs of variations, amendments, enforcement etc. The Borrower shall pay to the Agent, on the Agent’s demand, for the account of the Creditor Party concerned the amount of all documented expenses incurred by a Creditor Party in connection with:

(a)	any amendment or supplement to a Finance Document, or any proposal for such an amendment to be made which results from a request made by the Borrower, the occurrence of an Event of Default or a change of law (including, without limitation, the application or interpretation thereof).

(b)	any consent or waiver by the Lenders, the Majority Lenders or the Creditor Party concerned under or in connection with a Finance Document, or any request for such a consent or waiver;

(c)	the valuation of any security provided or offered under Clause 15 or any other matter relating to such security; or

(d)	any step taken by the Creditor Party concerned with a view to the protection, exercise or enforcement of any right or Security Interest created by a Finance Document or for any similar purpose.

There shall be recoverable under paragraph (d) the full amount of all legal expenses, whether or not such as would be allowed under rules of court or any taxation or other procedure carried out under such rules.

20.4	Documentary taxes. The Borrower shall promptly pay any tax payable on or by reference to any Finance Document, and shall, on the Agent’s demand, fully indemnify each Creditor Party against any claims, expenses, liabilities and losses resulting from any failure or delay by the Borrower to pay such a tax.

20.5	Certification of amounts. A notice which is signed by 2 officers of a Creditor Party, which states that a specified amount, or aggregate amount, is due to that Creditor Party under this Clause 20 and which indicates the matters in respect of which the amount, or aggregate amount, is due shall be prima facie evidence that the amount, or aggregate amount, is due. Upon request by the Borrower, the Agent shall provide details of the relevant amounts together with supporting documents.

21	INDEMNITIES

21.1	Indemnities regarding borrowing and repayment of Loan. The Borrower shall fully indemnify the Agent and each Lender on the Agent’s demand and the Security Trustee on its demand in respect of all claims, expenses, liabilities and losses which are made or brought against or incurred by that Creditor Party, or which that Creditor Party
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reasonably and with due diligence estimates that it will incur, as a result of or in connection with:

(a)	an Advance not being borrowed on the date specified in the Drawdown Notice for any reason other than a default by the Lender claiming the indemnity;

(b)	the receipt or recovery of all or any part of the Loan or an overdue sum otherwise than on the last day of an Interest Period or other relevant period;

(c)	any failure (for whatever reason) by the Borrower to make payment of any amount due under a Finance Document on the due date or, if so payable, on demand (after giving credit for any default interest paid by the Borrower on the amount concerned under Clause 7); and

(d)	the occurrence of an Event of Default and/or the acceleration of repayment of the Loan under Clause 19,

and in respect of any tax (other than tax on its overall net income and the Bank Levy) for which a Creditor Party is liable in connection with any amount paid or payable to that Creditor Party (whether for its own account or otherwise) under any Finance Document.

21.2	Break Costs. The Borrower shall, within 3 Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of the Loan being paid by the Borrower on a day other than the last day of an Interest Period for a Tranche or relevant part of it. Each Lender shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue

21.3	Miscellaneous indemnities. The Borrower shall fully indemnify each Creditor Party severally on their respective demands in respect of all claims, expenses, liabilities and losses which may be made or brought against or incurred by a Creditor Party, in any country, as a result of or in connection with any Environmental Claim or otherwise howsoever arising out of any Environmental Incident.

21.4	Currency indemnity. If any sum due from the Borrower or any Security Party to a Creditor Party under a Finance Document or under any order or judgment relating to a Finance Document has to be converted from the currency in which the Finance Document provided for the sum to be paid (the “Contractual Currency”) into another currency (the “Payment Currency”) for the purpose of:

(a)	making or lodging any claim or proof against the Borrower or any Security Party, whether in its liquidation, any arrangement involving it or otherwise; or

(b)	obtaining an order or judgment from any court or other tribunal; or

(c)	enforcing any such order or judgment,

the Borrower shall indemnify the Creditor Party concerned against the loss arising when the amount of the payment actually received by that Creditor Party is converted at the available rate of exchange into the Contractual Currency.

In this Clause 21.4 the “available rate of exchange” means the rate at which the Creditor Party concerned is able at the opening of business (London time) on the Business Day after it receives the sum concerned to purchase the Contractual Currency with the Payment Currency.

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This Clause 21.4 creates a separate liability of the Borrower which is distinct from its other liabilities under the Finance Documents and which shall not be merged in any judgment or order relating to those other liabilities.

21.5	Application to Master Agreement. For the avoidance of doubt, Clause 21.4 does not apply in respect of sums due from the Borrower to the Swap Bank under or in connection with the Master Agreement as to which sums the provisions of section 8 (Contractual Currency) of the Master Agreement shall apply.

21.6	Certification of amounts. A notice which is signed by 2 officers of a Creditor Party, which states that a specified amount, or aggregate amount, is due to that Creditor Party under this Clause 21 and which indicates (without necessarily specifying a detailed breakdown) the matters in respect of which the amount, or aggregate amount, is due shall be prima facie evidence that the amount, or aggregate amount, is due. Upon request by the Borrower, the Agent shall provide details of the relevant amounts together with supporting documents.

21.7	Sums deemed due to a Lender. For the purposes of this Clause 21, a sum payable by the Borrower to the Agent or the Security Trustee for distribution to a Lender shall be treated as a sum due to that Lender.

22	NO SET-OFF OR TAX DEDUCTION

22.1	No deductions. All amounts due from the Borrower under a Finance Document shall be paid:

(a)	without any form of set-off, cross-claim or condition; and

(b)	free and clear of any tax deduction except a tax deduction which the Borrower is required by law to make.

22.2	Grossing-up for taxes. If the Borrower is required by law to make a tax deduction from any payment:

(a)	the Borrower shall notify the Agent as soon as it becomes aware of the requirement;

(b)	the Borrower shall pay the tax deducted to the appropriate taxation authority promptly, and in any event before any fine or penalty arises;

(c)	the amount due in respect of the payment shall be increased by the amount necessary to ensure that each Creditor Party receives and retains (free from any liability relating to the tax deduction) a net amount which, after the tax deduction, is equal to the full amount which it would otherwise have received.

22.3	Evidence of payment of taxes. Within 1 month after making any tax deduction, the Borrower concerned shall deliver to the Agent documentary evidence satisfactory to the Agent that the tax had been paid to the appropriate taxation authority.

22.4	Exclusion of tax on overall net income. In this Clause 22 “tax deduction” means any deduction or withholding for or on account of any present or future tax except tax on a Creditor Party’s overall net income.

22.5	Claw-back of tax benefit. If, following any such deduction or withholding as is referred to in Clause 22.2 from any payment by the Borrower, a Lender shall receive or be granted a credit against or remission for any taxes payable by it, such Lender shall, subject to the Borrower having made any increased payment in accordance with Clause 22.2 and to the extent that such Lender can do so without prejudicing the retention of the amount of such credit or remission and without prejudice to the right of such Lender to obtain any other
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relief or allowance which may be available to it, reimburse the Borrower with such amount as such Lender shall certify (attaching supporting documentation unless the relevant Lender is prohibited from disclosing any such documentation) to be the proportion of such credit or remission as will leave such Lender (after such reimbursement) in no worse position than it would have been in had there been no such deduction or withholding from the payment by the Borrower as aforesaid. Such reimbursement shall be made forthwith upon such Lender certifying that the amount of such credit or remission has been received by it. Nothing contained in this Agreement shall oblige a Lender to rearrange its tax affairs or to disclose any information regarding its tax affairs and computations. Without prejudice to the generality of the foregoing, the Borrower shall not, by virtue of this Clause 22.5, be entitled to enquire about a Lender’s tax affairs.

22.6	Application to the Master Agreement. For the avoidance of doubt, Clause 22 does not apply in respect of sums due from the Borrower to the Swap Bank under or in connection with the Master Agreement as to which sums the provisions of section 2(d) (Deduction or Withholding for Tax) of the Master Agreement shall apply.

23	ILLEGALITY, ETC

23.1	Illegality. This Clause 23 applies if a Lender (the “Notifying Lender”) notifies the Agent that it has become, or will with effect from a specified date, become:

(a)	unlawful or prohibited as a result of the introduction of a new law, an amendment to an existing law or a change in the manner in which an existing law is or will be interpreted or applied; or

(b)	contrary to, or inconsistent with, any regulation,

for the Notifying Lender to maintain or give effect to any of its obligations under this Agreement in the manner contemplated by this Agreement.

23.2	Notification of illegality. The Agent shall promptly notify the Borrower, the Security Parties, the Security Trustee and the other Lenders of the notice under Clause 23.1 which the Agent receives from the Notifying Lender.

23.3	Prepayment; termination of Commitment. On the Agent notifying the Borrower under Clause 23.2, the Notifying Lender’s Commitment shall terminate; and thereupon or, if later, on the date specified in the Notifying Lender’s notice under Clause 23.1 as the date on which the notified event would become effective the Borrower shall prepay the Notifying Lender’s Contribution in accordance with Clause 8.

23.4	Mitigation. If circumstances arise which would result in a notification under Clause 23.1 then, without in any way limiting the rights of the Notifying Lender under Clause 23.3, the Notifying Lender shall use reasonable endeavours to transfer its obligations, liabilities and rights under this Agreement and the Finance Documents to another office or financial institution not affected by the circumstances but the Notifying Lender shall not be under any obligation to take any such action if, in its opinion, to do would or might:

(a)	have an adverse effect on its business, operations or financial condition; or

(b)	involve it in any activity which is unlawful or prohibited or any activity that is contrary to, or inconsistent with, any regulation; or

(c)	involve it in any expense (unless indemnified to its satisfaction) or tax disadvantage.
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24	INCREASED COSTS

24.1	Increased costs. This Clause 24 applies if a Lender (the “Notifying Lender”) notifies the Agent that the Notifying Lender considers that as a result of:

(a)	the introduction or alteration after the date of this Agreement of a law or an alteration after the date of this Agreement in the manner in which a law is interpreted or applied (disregarding any effect which relates to the application to payments under this Agreement of a tax on the Lender’s overall net income); or

(b)	complying with any regulation (including any which relates to capital adequacy or liquidity controls or which affects the manner in which the Notifying Lender allocates capital resources to its obligations under this Agreement) which is introduced, or altered, or the interpretation or application of which is altered, after the date of this Agreement; or

(c)	the implementation or application of or compliance with the “International Convergence of Capital Measurement and Capital Standards, a Revised Framework” published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the date of this Agreement (the “Basel II Accord”) or any other law or regulation implementing the Basel II Accord or any of the approaches provided for and allowed to be used by banks under or in connection with the Basel II Accord in each case as from time to time implemented by any Creditor Party (whether such implementation, application or compliance is by a government, regulator, supervisory authority, the Lender or its holding company), the Notifying Lender has incurred or will incur an “increased cost”.

24.2	Meaning of “increased cost”. In this Clause 24, “increased cost” means, in relation to a Notifying Lender:

(a)	an additional or increased cost incurred as a result of, or in connection with, the Notifying Lender having entered into, or being a party to, this Agreement or a Transfer Certificate, of funding or maintaining its Commitment or Contribution or performing its obligations under this Agreement, or of having outstanding all or any part of its Contribution or other unpaid sums;

(b)	a reduction in the amount of any payment to the Notifying Lender under this Agreement or in the effective return which such a payment represents to the Notifying Lender or on its capital;

(c)	an additional or increased cost of funding all or maintaining all or any of the advances comprised in a class of advances formed by or including the Notifying Lender’s Contribution or (as the case may require) the proportion of that cost attributable to the Contribution; or

(d)	a liability to make a payment, or a return foregone, which is calculated by reference to any amounts received or receivable by the Notifying Lender under this Agreement,

but not (aa) an item attributable to a change in the rate of tax on the overall net income of the Notifying Lender or the Bank Levy or (bb) an item covered by the indemnity for tax in Clause 21.1 or by Clause 22 or (cc) an item:

(i)	attributable to a change in the weighting approach adopted by the Notifying Lender pursuant to the Basel II Accord; or

(ii)	arises from a decision by the Notifying Lender to adopt or implement a law or regulation which is not mandatorily applicable to it at the time it adopts such law or regulation; or
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(iii)	which arises from a law or regulation applicable only to the Notifying Lender if the imposition of such law or regulation arises from the Notifying Lender’s own behaviour.

but only to the extent that the Notifying Lender determines it did or would have occurred the same level of increased costs as at the date of this Agreement and by reference to the facts and circumstances prevailing at that time.

24.3	Exception. Clause 24.1 does not apply to the extent any increased cost is compensated for by the payment of the Mandatory Cost.

24.4	Notification to Borrower of claim for increased costs. The Agent shall promptly notify the Borrower and the Security Parties of the notice which the Agent received from the Notifying Lender under Clause 24.1.

24.5	Payment of increased costs. The Borrower shall pay to the Agent, on the Agent’s demand, for the account of the Notifying Lender the amounts which the Agent from time to time notifies the Borrower that the Notifying Lender has specified to be necessary to compensate the Notifying Lender for the increased cost (subject to providing the Borrower with supporting documentation unless the Notifying Lender is prohibited from disclosing such documentation).

24.6	Notice of prepayment. If the Borrower is not willing to continue to compensate the Notifying Lender for the increased cost under Clause 24.5, the Borrower may give the Agent not less than 3 days’ notice of its intention to prepay the Notifying Lender’s Contribution at the end of an Interest Period.

24.7	Prepayment; termination of Commitment. A notice under Clause 24.6 shall be irrevocable; the Agent shall promptly notify the Notifying Lender of the Borrower’s notice of intended prepayment; and:

(a)	on the date on which the Agent serves that notice, the Commitment of the Notifying Lender shall be cancelled; and

(b)	on the date specified in its notice of intended prepayment, the Borrower shall prepay (without premium or penalty) the Notifying Lender’s Contribution, together with accrued interest thereon at the applicable rate plus the applicable Margin and the Mandatory Cost (if any).

24.8	Application of prepayment. Clause 8 shall apply in relation to the prepayment.

25	SET-OFF

25.1	Application of credit balances. Each Creditor Party may with prior written notice to the Borrower (other than at any time following the occurrence of an Event of Default and while the same is continuing in which case no such notice shall be required):

(a)	apply any balance (whether or not then due) which at any time stands to the credit of any account in the name of the Borrower at any office in any country of that Creditor Party in or towards satisfaction of any sum then due from the Borrower to that Creditor Party under any of the Finance Documents; and

(b)	for that purpose:

(i)	break, or alter the maturity of, all or any part of a deposit of the Borrower;

(ii)	convert or translate all or any part of a deposit or other credit balance into Dollars; and
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(iii)	enter into any other transaction or make any entry with regard to the credit balance which the Creditor Party concerned considers appropriate.

25.2	Existing rights unaffected. No Creditor Party shall be obliged to exercise any of its rights under Clause 25.1; and those rights shall be without prejudice and in addition to any right of set-off, combination of accounts, charge, lien or other right or remedy to which a Creditor Party is entitled (whether under the general law or any document).

25.3	Sums deemed due to a Lender. For the purposes of this Clause 25, a sum payable by the Borrower to the Agent or the Security Trustee for distribution to, or for the account of, a Lender shall be treated as a sum due to that Lender; and each Lender’s proportion of a sum so payable for distribution to, or for the account of, the Lenders shall be treated as a sum due to such Lender.

25.4	No Security Interest. This Clause 25 gives the Creditor Parties a contractual right of set-off only, and does not create any equitable charge or other Security Interest over any credit balance of the Borrower.

26	TRANSFERS AND CHANGES IN LENDING OFFICES

26.1	Transfer by Borrowers. The Borrower may not, without the consent of the Agent, given on the instructions of all the Lenders transfer any of its rights, liabilities or obligations under any Finance Document.

26.2	Transfer by a Lender. Subject to Clause 26.4, a Lender (the “Transferor Lender”) may at any time cause:

(a)	its rights in respect of all or part of its Contribution; or

(b)	its obligations in respect of all or part of its Commitment; or

(c)	a combination of (a) and (b),

to be (in the case of its rights) transferred to, or (in the case of its obligations) assumed by, another bank or financial institution (a “Transferee Lender”) by delivering to the Agent a completed certificate in the form set out in Schedule 4 with any modifications approved or required by the Agent (a “Transfer Certificate”) executed by the Transferor Lender and the Transferee Lender.

However any rights and obligations of the Transferor Lender in its capacity as Agent or Security Trustee will have to be dealt with separately in accordance with the Agency and Trust Agreement.

Provided that a transfer pursuant to this Clause 26.2 shall:

(i)	be effected without the consent of the Borrower (subject to no additional costs being incurred by any Security Party):

(A)	if such transfer is effected whilst an Event of Default is continuing; or

(B)	if such transfer is to a subsidiary or any other company or financial institution which is in the same ownership or control as the Transferor Lender; and

(ii)	in all other circumstances, require the prior written consent of the Borrower (such consent not to be unreasonably withheld or delayed).
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26.3	Transfer Certificate, delivery and notification. As soon as reasonably practicable after a Transfer Certificate is delivered to the Agent, it shall (unless it has reason to believe that the Transfer Certificate may be defective):

(a)	sign the Transfer Certificate on behalf of itself, the Borrower, the Security Parties, the Security Trustee and each of the other Lenders;

(b)	on behalf of the Transferee Lender, send to the Borrower and each Security Party letters or faxes notifying them of the Transfer Certificate and attaching a copy of it; and

(c)	send to the Transferee Lender copies of the letters or faxes sent under paragraph (b) above,

but the Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Transferor Lender and the Transferee Lender once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the transfer to that Transferee Lender.

26.4	Effective Date of Transfer Certificate. A Transfer Certificate becomes effective on the date, if any, specified in the Transfer Certificate as its effective date Provided that it is signed by the Agent under Clause 26.3 on or before that date.

26.5	No transfer without Transfer Certificate. Except as provided in Clause 26.17, no assignment or transfer of any right or obligation of a Lender under any Finance Document is binding on, or effective in relation to, the Borrower, any Security Party, the Agent or the Security Trustee unless it is effected, evidenced or perfected by a Transfer Certificate.

26.6	Lender re-organisation; waiver of Transfer Certificate. However, if a Lender enters into any merger, de-merger or other reorganisation as a result of which all its rights or obligations vest in another person (the “successor”), the Agent may, if it sees fit, by notice to the successor and the Borrower and the Security Trustee waive the need for the execution and delivery of a Transfer Certificate; and, upon service of the Agent’s notice, the successor shall become a Lender with the same Commitment and Contribution as were held by the predecessor Lender.

26.7	Effect of Transfer Certificate. A Transfer Certificate takes effect in accordance with English law as follows:

(a)	to the extent specified in the Transfer Certificate, all rights and interests (present, future or contingent) which the Transferor Lender has under or by virtue of the Finance Documents are assigned to the Transferee Lender absolutely, free of any defects in the Transferor Lender’s title and of any rights or equities which the Borrower or any Security Party had against the Transferor Lender;

(b)	the Transferor Lender’s Commitment is discharged to the extent specified in the Transfer Certificate;

(c)	the Transferee Lender becomes a Lender with the Contribution previously held by the Transferor Lender and a Commitment of an amount specified in the Transfer Certificate;

(d)	the Transferee Lender becomes bound by all the provisions of the Finance Documents which are applicable to the Lenders generally, including those about pro-rata sharing and the exclusion of liability on the part of, and the indemnification of, the Agent and the Security Trustee and, to the extent that the Transferee Lender becomes bound by those provisions (other than those relating to exclusion of liability), the Transferor Lender ceases to be bound by them;
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(e)	any part of the Loan which the Transferee Lender advances after the Transfer Certificate’s effective date ranks in point of priority and security in the same way as it would have ranked had it been advanced by the Transferor Lender, assuming that any defects in the Transferor Lender’s title and any rights or equities of the Borrower or any Security Party against the Transferor Lender had not existed;

(f)	the Transferee Lender becomes entitled to all the rights under the Finance Documents which are applicable to the Lenders generally, including but not limited to those relating to the Majority Lenders and those under Clause 5.7 and Clause 20, and to the extent that the Transferee Lender becomes entitled to such rights, the Transferor Lender ceases to be entitled to them; and

(g)	in respect of any breach of a warranty, undertaking, condition or other provision of a Finance Document or any misrepresentation made in or in connection with a Finance Document, the Transferee Lender shall be entitled to recover damages by reference to the loss incurred by it as a result of the breach or misrepresentation provided the original Lender would have incurred a loss of that kind or amount.

The rights and equities of the Borrower or any Security Party referred to above include, but are not limited to, any right of set off and any other kind of cross-claim.

26.8	Maintenance of register of Lenders. During the Security Period the Agent shall maintain a register in which it shall record the name, Commitment, Contribution and administrative details (including the lending office) from time to time of each Lender holding a Transfer Certificate and the effective date (in accordance with Clause 26.4) of the Transfer Certificate; and the Agent shall make the register available for inspection by any Lender, the Security Trustee and the Borrower during normal banking hours, subject to receiving at least 3 Business Days’ prior notice.

26.9	Reliance on register of Lenders. The entries on that register shall, in the absence of manifest error, be conclusive in determining the identities of the Lenders and the amounts of their Commitments and Contributions and the effective dates of Transfer Certificates and may be relied upon by the Agent and the other parties to the Finance Documents for all purposes relating to the Finance Documents.

26.10	Authorisation of Agent to sign Transfer Certificates. The Borrower, the Security Trustee, the Swap Bank and each Lender irrevocably authorise the Agent to sign Transfer Certificates on its behalf.

26.11	Registration fee. In respect of any Transfer Certificate, the Agent shall be entitled to recover a registration fee of $2,500 from the Transferor Lender or (at the Agent’s option) the Transferee Lender. Such fee is not to be reimbursed to the payee by the Borrower or any Security Party.

26.12	Sub-participation; subrogation assignment. A Lender may sub-participate all or any part of its rights and/or obligations under or in connection with the Finance Documents subject to the prior written consent (which shall not be unreasonably withheld or delayed) of the Borrower; and the Lenders may assign, in any manner and terms agreed by the Majority Lenders, the Agent, the Borrower and the Security Trustee, all or any part of those rights to an insurer or surety who has become subrogated to them.

26.13	Disclosure of information. A Lender may disclose to a potential Transferee Lender or sub-participant any information which the Lender has received in relation to the Borrower, any Security Party or their affairs under or in connection with any Finance Document, unless the information is clearly of a confidential nature and subject always to such potential Transferee Lender or sub-participant signing a confidentiality agreement in the form set out in Schedule 8.
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26.14	Change of lending office. A Lender may change its lending office by giving notice to the Agent and the change shall become effective on the later of:

(a)	the date on which the Agent receives the notice; and

(b)	the date, if any, specified in the notice as the date on which the change will come into effect.

26.15	Notification. On receiving such a notice, the Agent shall notify the Borrower and the Security Trustee; and, until the Agent receives such a notice, it shall be entitled to assume that a Lender is acting through the lending office of which the Agent last had notice.

26.16	Replacement of Reference Bank. If the Reference Bank ceases to be a Lender or is unable on a continuing basis to supply quotations for the purposes of Clause 5 then, the Agent, acting on the instructions of the Majority Lenders, and after consulting the Borrower, shall appoint another bank (whether or not a Lender) to be the replacement Reference Bank; and, when that appointment comes into effect, the first-mentioned Reference Bank’s appointment shall cease to be effective.

26.17	Security over Lenders’ rights. In addition to the other rights provided to Lenders under this Clause 26, each Lender may without consulting with or obtaining consent from the Borrower or any Security Party, at any time charge, assign or otherwise create a Security Interest in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender to a federal reserve or central bank (including, without limitation by way of any charge, assignment or other Security Interest) except that no such charge, assignment or Security Interest shall:

(a)	release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or Security Interest for the Lender as a party to any of the Finance Documents; or

(b)	require any payments to be made by the Borrower or any Security Party or grant to any person any more extensive rights than those required to be made or granted to the relevant Lender under the Finance Documents.

26.18	No additional costs. If at the time of, or immediately after, any transfer by a Lender of any part of its rights, benefits and/or obligations under this Agreement, or any change in the office through which a Lender lends for the purposes of this Agreement or a Lender’s re-organisation under Clause 26.6, the Borrower would be obliged to pay to the Transferee Lender or the successor (as defined in Clause 26.6) or (in the case of a change of lending office) such Lender under Clauses 5.7, 22.2 or 24.1 any sum in excess of the sum (if any) which it would have been obliged to pay to such Lender under the relevant clauses in the absence of such transfer, re-organisation or change of office, the Borrower shall not be obliged to pay that excess.

27	VARIATIONS AND WAIVERS

27.1	Variations, waivers etc. by Majority Lenders. Subject to Clause 27.2, a document shall be effective to vary, waive, suspend or limit any provision of a Finance Document, or any Creditor Party’s rights or remedies under such a provision or the general law, only if the document is signed, or specifically agreed to by fax, by the Borrower, by the Agent on behalf of the Majority Lenders, by the Agent and the Security Trustee in their own rights, and, if the document relates to a Finance Document to which a Security Party is party, by that Security Party.

27.2	Variations, waivers etc. requiring agreement of all Lenders. However, as regards the following, Clause 27.1 applies as if the words “by the Agent on behalf of the Majority
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Lenders” were replaced by the words “by or on behalf of every Lender and the Swap Bank”:

(a)	a reduction in the Margin;

(b)	a postponement to the date for, or a reduction in the amount of, any payment of principal, interest, fees or other sum payable under this Agreement;

(c)	an increase in any Lender’s Commitment;

(d)	a change to the definition of “Majority Lenders”;

(e)	a change to Clause 3 or this Clause 27;

(f)	any release of, or material variation to, a Security Interest, guarantee, indemnity or subordination arrangement set out in a Finance Document; and

(g)	any other change or matter as regards which this Agreement or another Finance Document expressly provides that each Lender’s consent is required.

27.3	Exclusion of other or implied variations. Except for a document which satisfies the requirements of Clauses 27.1 and 27.2, no document, and no act, course of conduct, failure or neglect to act, delay or acquiescence on the part of the Creditor Parties or any of them (or any person acting on behalf of any of them) shall result in the Creditor Parties or any of them (or any person acting on behalf of any of them) being taken to have varied, waived, suspended or limited, or being precluded (permanently or temporarily) from enforcing, relying on or exercising:

(a)	a provision of this Agreement or another Finance Document; or

(b)	an Event of Default; or

(c)	a breach by the Borrower or a Security Party of an obligation under a Finance Document or the general law; or

(d)	any right or remedy conferred by any Finance Document or by the general law,

and there shall not be implied into any Finance Document any term or condition requiring any such provision to be enforced, or such right or remedy to be exercised, within a certain or reasonable time.

28	NOTICES

28.1	General. Unless otherwise specifically provided, any notice under or in connection with any Finance Document shall be given by letter or fax; and references in the Finance Documents to written notices, notices in writing and notices signed by particular persons shall be construed accordingly.

28.2	Addresses for communications. A notice by letter or fax shall be sent:

(a)	to the Borrower:	60 Zephyrou Street and Syngrou Avenue
175 64 Athens
Greece

Fax No: +30 210 940 9051

(b)	to a Lender:	At the address below its name in Schedule 1 or (as the case may require) in the relevant Transfer Certificate.
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(c)	to the Agent,	ING Bank N.V., London Branch
	the Security	60 London Wall
	Trustee or	London EC2M 5TQ
	the Swap Bank:	England

Attn: Shipping Department
Fax No: +44(0) 207 767 7324

or to such other address as the relevant party may notify the Agent or, if the relevant party is the Agent or the Security Trustee, the Borrower, the Lenders, the Swap Bank and the Security Parties.

28.3	Effective date of notices. Subject to Clauses 28.4 and 28.5:

(a)	a notice which is delivered personally or posted shall be deemed to be served, and shall take effect, at the time when it is delivered; and

(b)	a notice which is sent by fax shall be deemed to be served, and shall take effect, 2 hours after its transmission is completed.

28.4	Service outside business hours. However, if under Clause 28.3 a notice would be deemed to be served:

(a)	on a day which is not a business day in the place of receipt; or

(b)	on such a business day, but after 5 p.m. local time,

the notice shall (subject to Clause 28.5) be deemed to be served, and shall take effect, at 9 a.m. on the next day which is such a business day.

28.5	Illegible notices. Clauses 28.3 and 28.4 do not apply if the recipient of a notice notifies the sender within 1 hour after the time at which the notice would otherwise be deemed to be served that the notice has been received in a form which is illegible in a material respect.

28.6	Valid notices. A notice under or in connection with a Finance Document shall not be invalid by reason that its contents or the manner of serving it do not comply with the requirements of this Agreement or, where appropriate, any other Finance Document under which it is served if:

(a)	the failure to serve it in accordance with the requirements of this Agreement or other Finance Document, as the case may be, has not caused any party to suffer any significant loss or prejudice; or

(b)	in the case of incorrect and/or incomplete contents, it should have been reasonably clear to the party on which the notice was served what the correct or missing particulars should have been.

28.7	Electronic communication. Any communication to be made between the Agent and a Lender or the Swap Bank under or in connection with the Finance Documents may be made by electronic mail or other electronic means, if the Agent and the relevant Lender or the Swap Bank:

(a)	agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(b)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and
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(c)	notify each other of any change to their respective addresses or any other such information supplied to them.

Any electronic communication made between the Agent and a Lender or the Swap Bank will be effective only when actually received in readable form and, in the case of any electronic communication made by a Lender or the Swap Bank to the Agent, only if it is addressed in such a manner as the Agent shall specify for this purpose.

28.8	English language. Any notice under or in connection with a Finance Document shall be in English.

28.9	Meaning of “notice”. In this Clause 28, “notice” includes any demand, consent, authorisation, approval, instruction, waiver or other communication.

29	SUPPLEMENTAL

29.1	Rights cumulative, non-exclusive. The rights and remedies which the Finance Documents give to each Creditor Party are:

(a)	cumulative;

(b)	may be exercised as often as appears expedient; and

(c)	shall not, unless a Finance Document explicitly and specifically states so, be taken to exclude or limit any right or remedy conferred by any law.

29.2	Severability of provisions. If any provision of a Finance Document is or subsequently becomes void, unenforceable or illegal, that shall not affect the validity, enforceability or legality of the other provisions of that Finance Document or of the provisions of any other Finance Document.

29.3	Counterparts. A Finance Document may be executed in any number of counterparts.

29.4	Third party rights. A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.

30	LAW AND JURISDICTION

30.1	English law. This Agreement and any non-contractual obligations arising out of or in connection with it shall be governed by, and construed in accordance with, English law.

30.2	Exclusive English jurisdiction. Subject to Clause 30.3, the courts of England shall have exclusive jurisdiction to settle any Dispute.

30.3	Choice of forum for the exclusive benefit of the Creditor Parties. Clause 30.2 is for the exclusive benefit of the Creditor Parties, each of which reserves the right:

(a)	to commence proceedings in relation to any Dispute in the courts of any country other than England and which have or claim jurisdiction to that Dispute; and

(b)	to commence such proceedings in the courts of any such country or countries concurrently with or in addition to proceedings in England or without commencing proceedings in England.

The Borrower shall not commence any proceedings in any country other than England in relation to a Dispute.

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30.4	Process agent. The Borrower irrevocably appoints Mr. Richard Coleman c/o H. Clarkson and Co. Ltd. at its office for the time being, presently at 3 Lower Thames Street, London EC3R 6HE, England, to act as its agent to receive and accept on its behalf any process or other document relating to any proceedings in the English courts which are connected with a Dispute.

30.5	Creditor Party rights unaffected. Nothing in this Clause 30 shall exclude or limit any right which any Creditor Party may have (whether under the law of any country, an international convention or otherwise) with regard to the bringing of proceedings, the service of process, the recognition or enforcement of a judgment or any similar or related matter in any jurisdiction.

30.6	Meaning of “proceedings”. In this Clause 30, “proceedings” means proceedings of any kind, including an application for a provisional or protective measure and a “Dispute” means any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement) or any non-contractual obligation arising out of or in connection with this Agreement.

THIS AGREEMENT has been entered into on the date stated at the beginning of this Agreement.

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SCHEDULE 1

LENDERS AND COMMITMENTS

Lender	Lending Office	Commitment (US Dollars)
ING Bank N.V., London Branch	60 London Wall London EC2M 5TQ England	140,000,000
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SCHEDULE 2

DRAWDOWN NOTICE

To:	ING Bank N.V., London Branch
60 London Wall
London EC2M 5TQ
England

Attention: [Loans Administration]

[●]

DRAWDOWN NOTICE

1	We refer to the loan agreement (the “Loan Agreement”) dated [●] 2011 and made between ourselves, as Borrower, the Lenders referred to therein, and yourselves as Agent, Mandated Lead Arranger, Security Trustee and Swap Bank in connection with a facility of up to US$140,000,000. Terms defined in the Loan Agreement have their defined meanings when used in this Drawdown Notice.

2	We request to borrow an Advance as follows:

(a)	Amount: US$[●] which shall be used to [finance] [re-finance] [the [●] pre-delivery instalment payable pursuant to the Ship [●] Shipbuilding Contract] [the delivery instalment payable pursuant to the Ship [●] Shipbuilding Contract];

(b)	Drawdown Date: [●];

(c)	Duration of the first Interest Period shall be [●] months; and

(d)	Payment instructions: account of [●] and numbered [●] with [●] of [●].

3	We represent and warrant that:

(a)	the representations and warranties in Clause 10 of the Loan Agreement would remain true and not misleading if repeated on the date of this notice with reference to the circumstances now existing; and

(b)	no Event of Default or Potential Event of Default has occurred or will result from the borrowing of the Advance.

4	This notice cannot be revoked without the prior consent of the Majority Lenders.

[Name of Signatory]

[Director] [Attorney-in-fact]

for and on behalf of

COSTAMARE INC.

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SCHEDULE 3

CONDITION PRECEDENT DOCUMENTS

In this Schedule 2: “Relevant Ship” means, in relation to a Pre-delivery Advance or Delivery Advance, the Ship which is to be financed by that Advance and “Stage of Construction” means, in relation to a Pre-delivery Advance, the stage of construction (if any) of a Ship to be achieved in order for the instalment being financed or refinanced by that Pre-delivery Advance becoming due and payable under the relevant Shipbuilding Contract.

PART A

The following are the documents referred to in Clause 9.1(a).

1	A duly executed original of this Agreement, the Agency and Trust Agreement, each Guarantee, the Master Agreement, the Master Agreement Assignment and each Pre-delivery Security Assignment (and of each document required to be delivered pursuant thereto).

2	Certified copies of the certificate of incorporation and constitutional documents of the Borrower and each Owner.

3	Copies of resolutions of the directors of the Borrower and each Owner authorising the execution of each of the Finance Documents to which the Borrower or that Owner is a party and, in the case of the Borrower, authorising named officers to give the Drawdown Notices and other notices under this Agreement and in the case of each Owner authorising the execution of the Shipbuilding Contracts.

4	The original of any power of attorney under which any Finance Document is executed on behalf of the Borrower or each Owner.

5	Copies of all consents which the Borrower or any Security Party requires to enter into, or make any payment under, any Finance Document or the Shipbuilding Contract to which it is a party.

6	The originals of any mandates or other documents required in connection with the opening or operation of the Earnings Accounts.

7	Copies of each Shipbuilding Contract and of all documents signed or issued by the relevant Owner or the Builder (or either of them) under or in connection with it evidencing a Contract Price of not more than $95,500,000 in respect of each Ship.

8	The original Refund Guarantees, each duly executed by the Refund Guarantor.

9	Documentary evidence that the agent for service of process named in Clause 30 has accepted its appointment.

10	Such documents as the Agent may require for its “know your customer” and other customary money laundering checks.

11	Favourable legal opinions from lawyers appointed by the Agent on such matters concerning the laws of the Marshall Islands, Liberia-and such other relevant jurisdictions as the Agent may require.

12	If the Agent so requires, in respect of any of the documents referred to above not being English, a certified English translation prepared by a translator approved by the Agent.
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PART B

The following are the documents referred to in Clause 9.1(b):

1	Documentary evidence that the relevant Stage of Construction of the Relevant Ship has commenced or, as the relevant Shipbuilding Contract may require, completed in accordance with such Shipbuilding Contract.

2	A duly issued invoice from the Builder showing all sums due and payable to the Builder pursuant to the applicable Article of the relevant Shipbuilding Contract upon commencement or, as the relevant Shipbuilding Contract may require, completion of the relevant Stage of Construction (or, as the case may be, the signing of that Shipbuilding Contract) of the relevant Ship.

3	In the case of each Pre-delivery Advance (other than one to finance or refinance the instalment payable upon signing of a Shipbuilding Contract), a stage certificate issued by such classification society as the Agent may approve in a form acceptable to the Agent, confirming that the relevant Stage of Construction has commenced or, as the relevant Shipbuilding Contract may require, completed to the satisfaction of such classification society.

4	In the case of a Pre-delivery Advance which is to be used in financing or re-financing a pre-delivery instalment payable upon the laying of the first keel block or launching of the Relevant Ship written confirmation from the relevant Owner and the Approved Manager that they have irrevocably accepted and approved the building works which have been completed on the Relevant Ship up to the date of the relevant Stage of Construction.

PART C

The following are the documents referred to in Clause 9.1(c).

1	A duly executed original of the Mortgage, the Deed of Covenant (if applicable), the General Assignment, the Account Charges for the Earnings Accounts and the Approved Charterparty Assignment (and of each document to be delivered under each of them) in respect of the Relevant Ship and, if the Relevant Ship is the first Ship whose delivery instalment is being financed under this Agreement, additionally, the Account Charge in respect of the Retention Account.

2	Documentary evidence that:

(a)	on the Delivery Date, the Relevant Ship has been unconditionally delivered by the Builder to, and accepted by, the relevant Owner under the relevant Shipbuilding Contract, and the full purchase price payable under the relevant Shipbuilding Contract (in addition to the part being financed or refinanced by the relevant Delivery Advance) has been duly paid;

(b)	the Relevant Ship shall, on or immediately after its Delivery Date, be registered permanently or (as the case may be) provisionally in the name of the relevant Owner under an Approved Flag;

(c)	the Relevant Ship shall be in the absolute and unencumbered ownership of the relevant Owner save as contemplated by the Finance Documents on or immediately after its Delivery Date;

(d)	the Relevant Ship maintains the classification society referred to in Clause 14.3(a) free of all overdue recommendations and conditions of the relevant classification society affecting the Relevant Ship’s class;
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(e)	the Mortgage and (if applicable) the Deed of Covenant in respect of the Relevant Ship has or have been duly registered against the Relevant Ship as a valid first preferred or priority ship mortgage and (if applicable) collateral deed of covenant in accordance with the laws of the applicable Approved Flag State immediately after the later of (i) the Drawdown Date of the relevant Delivery Advance and (ii) the Delivery Date of the Relevant Ship; and

(f)	the Relevant Ship is insured in accordance with the provisions of this Agreement and all requirements therein in respect of insurances have been complied with.

3	A copy of the Management Agreement and duly executed original of the Manager’s Undertaking in relation to the Relevant Ship.

4	Copies of:

(a)	the document of compliance (DOC) and safety management certificate (SMC) referred to in paragraph (a) of the definition of the ISM Code Documentation or, if not yet issued, the application in respect thereof, in respect of the Relevant Ship and the Approved Manager certified as true and in effect by the Relevant Owner; and

(c)	the ISPS Code Documentation or, if not yet issued, the application in respect thereof, in respect of the Relevant Ship and the Relevant Owner certified as true and in effect by the Relevant Owner.

5	If the Relevant Ship is the first Ship whose delivery instalment is being financed under this Agreement, evidence that the Retention Account has been duly opened with the Agent by the Borrower.

6	Evidence satisfactory to the Agent that the relevant Owner is a direct or, as the case may be, indirect wholly owned subsidiary of the Borrower,

7	If the Relevant Ship is not subject to an Approved Charter, two valuations of the Relevant Ship addressed to the Agent, stated to be for the purposes of this Agreement and prepared in accordance with Clause 15.

8	A copy of the Approved Charterparty, if any, in respect of the Relevant Ship.

9	Documentary evidence that the agent for service of process named in the Finance Documents to which the Relevant Owner is a party has accepted its appointment.

10	A favourable opinion (at the cost of the Borrower) from an independent insurance consultant acceptable to the Agent on such matters relating to the insurances for the Relevant Ship as the Agent may require.

11	Favourable legal opinions from lawyers appointed by the Agent on such matters concerning the laws of the applicable Approved Flag State and such other relevant jurisdictions as the Agent may require.

12	If the Agent so requires, in respect of any of the documents referred to above not in the English language, a certified English translation prepared by a translator approved by the Agent.

Every copy document delivered under this Schedule shall be certified as a true and up to date copy by a director or the secretary (or equivalent officer) of the Borrower or the relevant Owner.

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SCHEDULE 4

TRANSFER CERTIFICATE

The Transferor and the Transferee accept exclusive responsibility for ensuring that this Certificate and the transaction to which it relates comply with all legal and regulatory requirements applicable to them respectively.

To:	ING Bank N.V., London Branch for itself and for and on behalf of the Borrower, each Security Party, the Security Trustee, the Swap Bank and each Lender, as defined in the Loan Agreement referred to below.

[●]

1	This Certificate relates to a Loan Agreement dated [●] 2011 (as amended and/or supplemented from time to time, the “Loan Agreement”) and made between (1) Costamare Inc. (the “Borrower”), (2) certain banks and financial institutions as lenders (together in such capacity, the “Lenders”), (3) ING Bank N.V. as swap bank (in such capacity, the “Swap Bank”) and (4) ING Bank N.V., London Branch as mandated lead arranger, as agent (in such capacity, the “Agent”) and as security trustee (in such capacity, the “Security Trustee”) for a loan facility of up to $140,000,000.

2	In this Certificate, terms defined in the Loan Agreement shall, unless the contrary intention appears, have the same meanings and:

“Relevant Parties” means the Agent, the Borrower, each Security Party, the Security Trustee, the Swap Bank and each Lender;

“Transferor” means [full name] of [lending office]; and

“Transferee” means [full name] of [lending office].

3	The effective date of this Certificate is [●] Provided that this Certificate shall not come into effect unless it is signed by the Agent on or before that date.

4	The Transferor assigns to the Transferee absolutely all rights and interests (present, future or contingent) which the Transferor has as Lender under or by virtue of the Loan Agreement and every other Finance Document in relation to [●] per cent. of its Contribution, which percentage represents $[●].

5	By virtue of this Certificate and Clause 26 of the Loan Agreement, the Transferor is discharged [entirely from its Commitment which amounts to $[●]] [from [●] per cent. of its Commitment, which percentage represents $[●]] and the Transferee acquires a Commitment of $[●].]

6	The Transferee undertakes with the Transferor and each of the Relevant Parties that the Transferee will observe and perform all the obligations under the Finance Documents which Clause 26 of the Loan Agreement provides will become binding on it upon this Certificate taking effect.

7	The Agent, at the request of the Transferee (which request is hereby made) accepts, for the Agent itself and for and on behalf of every other Relevant Party, this Certificate as a Transfer Certificate taking effect in accordance with Clause 26 of the Loan Agreement.
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8	The Transferor:

(a)	warrants to the Transferee and each Relevant Party that:

(i)	the Transferor has full capacity to enter into this transaction and has taken all corporate action and obtained all consents which are in connection with this transaction; and

(ii)	this Certificate is valid and binding as regards the Transferor;

(b)	warrants to the Transferee that the Transferor is absolutely entitled, free of encumbrances, to all the rights and interests covered by the assignment in paragraph 4 above; and

(c)	undertakes with the Transferee that the Transferor will, at its own expense, execute any documents which the Transferee reasonably requests for perfecting in any relevant jurisdiction the Transferee’s title under this Certificate or for a similar purpose.

9	The Transferee:

(b)	confirms that it has received a copy of the Loan Agreement and each of the other Finance Documents;

(d)	agrees that it will have no rights of recourse on any ground against either the Transferor, the Agent, the Security Trustee or any Lender in the event that:

(i)	any of the Finance Documents prove to be invalid or ineffective;

(ii)	the Borrower or any Security Party fails to observe or perform its obligations, or to discharge its liabilities, under any of the Finance Documents;

(iii)	it proves impossible to realise any asset covered by a Security Interest created by a Finance Document, or the proceeds of such assets are insufficient to discharge the liabilities of the Borrower or Security Party under the Finance Documents;

(e)	agrees that it will have no rights of recourse on any ground against the Agent, the Security Trustee or any Lender in the event that this Certificate proves to be invalid or ineffective;

(f)	warrants to the Transferor and each Relevant Party that:

(i)	it has full capacity to enter into this transaction and has taken all corporate action and obtained all consents which it needs to take or obtain in connection with this transaction; and

(ii)	this Certificate is valid and binding as regards the Transferee; and

(g)	confirms the accuracy of the administrative details set out below regarding the Transferee.

10	The Transferor and the Transferee each undertake with the Agent and the Security Trustee severally, on demand, fully to indemnify the Agent and/or the Security Trustee in respect of any claim, proceeding, liability or expense (including all legal expenses) which they or either of them may incur in connection with this Certificate or any matter arising out of it, except such as are shown to have been mainly and directly caused by the gross and culpable negligence or dishonesty of the Agent’s or the Security Trustee’s own officers or employees.
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11	The Transferee shall repay to the Transferor on demand so much of any sum paid by the Transferor under paragraph 10 as exceeds one-half of the amount demanded by the Agent or the Security Trustee in respect of a claim, proceeding, liability or expense which was not reasonably foreseeable at the date of this Certificate; but nothing in this paragraph shall affect the liability of each of the Transferor and the Transferee to the Agent or the Security Trustee for the full amount demanded by it.

12	This Certificate shall be governed by, and construed in accordance with, English law.

[Name of Transferor] [Name of Transferee]

By:	By:

Date:	Date:

Agent

Signed for itself and for and on behalf of itself
as Agent and for every other Relevant Party

ING BANK N.V., LONDON BRANCH

By:

Date:

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Administrative Details of Transferee

Name of Transferee:

Lending Office:

Contact Person
(Loan Administration Department):

Telephone:

Fax:

Contact Person
(Credit Administration Department):

Telephone:

Fax:

Account for payments:

Note: This Transfer Certificate alone may not be sufficient to transfer a proportionate share of the Transferor’s interest in the security constituted by the Finance Documents in the Transferor’s or Transferee’s jurisdiction. It is the responsibility of each Lender to ascertain whether any other documents are required for this purpose.

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SCHEDULE 5

DESIGNATION NOTICE

To:	ING Bank N.V., London Branch
60 London Wall
London EC2M 5TQ
England

[●]

Dear Sirs

Loan agreement dated [●] 2011 (as amended and/or supplemented from time to time, the “Loan Agreement”) made between (inter alia) (i) ourselves as Borrower, (ii) the Lenders, (iii) yourselves as Mandated Lead Arranger, Agent and Security Trustee and (iv) ING Bank N.V. as Swap Bank in respect of a loan facility of up to US$140,000,000.

We refer to:

1	the Loan Agreement;

2	the Master Agreement dated [●] 2011 (the “Master Agreement”) made between ourselves and ING Bank N.V.; and

3	a Confirmation delivered pursuant to the Master Agreement and addressed by ING Bank N.V. to us.

In accordance with the terms of the Loan Agreement, we hereby give you notice of the said Confirmation and hereby confirm that the Transaction evidenced by it will be designated as a “Designated Transaction” for the purposes of the Loan Agreement and the other Finance Documents.

Yours faithfully

for and on behalf of

COSTAMARE INC.

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SCHEDULE 6

FORM OF COMPLIANCE CERTIFICATE

To:	ING Bank N.V., London Branch
60 London Wall
London EC2M 5TQ
England

[●]

Dear Sirs,

We refer to a loan agreement dated [●] 2011 (as amended and/or supplemented from time to time, the “Loan Agreement”) made between (amongst others) yourselves and ourselves in relation to a loan facility of up to $140,000,000.

Words and expressions defined in the Loan Agreement shall have the same meaning when used in this compliance certificate.

We enclose with this certificate a copy of the audited consolidated accounts for the Borrower’s Group for the Financial Year ended [●].

The Borrower represents that, to the best of its knowledge, no Event of Default has occurred which is continuing as at the date of this certificate except for the following matter or event [set out all material details of matter or event].

We now certify that, as at [●]:

(a)	the ratio of EBITDA to Net Interest Expense is [●]:[●]; and

(b)	the aggregate of all Cash and Cash Equivalents is $[●] which represents [●] per cent. of the Total Bank Debt.

This certificate shall be governed by, and construed in accordance with, English law.

For and on behalf of
Costamare Inc.
by [●]
(Chief Financial Officer)
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SCHEDULE 7

MANDATORY COST FORMULA

1	The Mandatory Cost is an addition to the interest rate to compensate Lenders for the cost of compliance with (a) the requirements of the Financial Services Authority (or any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2	On the first day of each Interest Period (or as soon as possible thereafter) the Agent shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) for each Lender, in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Agent as a weighted average of the Lenders’ Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant Advance) and will be expressed as a percentage rate per annum.

3	The Additional Cost Rate for any Lender lending from a lending office in a Participating Member State will be the percentage notified by that Lender to the Agent. This percentage will be certified by that Lender in its notice to the Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender’s participation in all Advances made from that lending office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that lending office.

4	The Additional Cost Rate for any Lender lending from a lending office in the United Kingdom will be calculated by the Agent as follows:

per cent. per annum

where:

E	is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Agent as being the average of the most recent rates of charge supplied by the Lenders to the Agent pursuant to paragraph 6 below and expressed in pounds per £1,000,000.

5	For the purposes of this Schedule:

(a)	“Eligible Liabilities” and “Special Deposits” have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

(b)	“Fees Rules” means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(c)	“Fee Tariffs” means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate);

(d)	“Participating Member State” means any member state of the European Union that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Union relating to European Monetary Union; and
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(e)	“Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

6	If requested by the Agent, each Lender shall, as soon as practicable after publication by the Financial Services Authority, supply to the Agent, the rate of charge payable by that Lender to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by that Lender as being the average of the Fee Tariffs applicable to that Lender for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of that Lender.

7	Each Lender shall supply any information required by the Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Lender shall supply the following information in writing on or prior to the date on which it becomes a Lender:

(a)	the jurisdiction of its lending office; and

(b)	any other information that the Agent may reasonably require for such purpose.

Each Lender shall promptly notify the Agent in writing of any change to the information provided by it pursuant to this paragraph.

8	The rates of charge of each Lender for the purpose of E above shall be determined by the Agent based upon the information supplied to it pursuant to paragraph 6 above and on the assumption that, unless a Lender notifies the Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits and special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a lending office in the same jurisdiction as its lending office.

9	The Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender pursuant to paragraphs 3, 6 and 7 above is true and correct in all respects.

10	The Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender pursuant to paragraphs 3, 6 and 7 above.

11	Any determination by the Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all parties.

12	The Agent may from time to time, after consultation with the Borrower and the Lenders, determine and notify to all parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all parties.
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SCHEDULE 8

FORM OF CONFIDENTIALITY AGREEMENT

[Letterhead of Agent]

To:

[insert name of Potential Lender]

Re: US$140,000,000 facility

Company: COSTAMARE INC. (the “Company”) Date: [●] 2011 Amount: US$140,000,000 Agent: ING Bank N.V., London Branch

Dear Sirs

We understand that you are considering participating in the Facility. In consideration of us agreeing to make available to you certain information, by your signature of a copy of this letter you agree as follows:

(A)	CONFIDENTIALITY

1	Confidentiality Undertaking

You undertake:

(a)	to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by paragraph (A)2 below and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to your own confidential information;

(b)	to keep confidential and not disclose to anyone except as provided for by paragraph (A)2 below the fact that the Confidential Information has been made available or that discussions or negotiations are taking place or have taken place between us in connection with the Facility; and

(c)	to use the Confidential Information only for the Permitted Purpose.

2	Permitted Disclosure

We agree that you may disclose such Confidential Information and such of those matters referred to in paragraph (A)1.2 above as you shall consider appropriate:

(a)	to members of the Participant Group and their officers, directors, employees, professional advisers and auditors if any person to whom the Confidential Information is to be given pursuant to this paragraph (A)2(a) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information, except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;
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(b)	to any person to whom information is required or requested to be disclosed by any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation; and

(c)	with the prior written consent of us and the Company.

3	Notification of Disclosure

You agree (to the extent permitted by law and regulation) to inform us:

(a)	of the circumstances of any disclosure of Confidential Information made pursuant to paragraph (A)2(b) above except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(b)	upon becoming aware that Confidential Information has been disclosed in breach of this letter.

4	Return of Copies

If you do not participate in the Facility and we so request in writing, you shall return all Confidential Information supplied to you by us and destroy or permanently erase (to the extent technically practicable) all copies of Confidential Information made by you and use your reasonable endeavours to ensure that anyone to whom you have supplied any Confidential Information destroys or permanently erases (to the extent technically practicable) such Confidential Information and any copies made by them, in each case save to the extent that you or the recipients are required to retain any such Confidential Information by any applicable law, rule or regulation or by any competent judicial, governmental, supervisory or regulatory body or in accordance with internal policy, or where the Confidential Information has been disclosed under paragraph (A)2(b) above.

5	Continuing Obligations

The obligations in this letter are continuing and, in particular, shall survive the termination of any discussions or negotiations between you and us. Notwithstanding the previous sentence, the obligations in Part A of this letter shall cease on the earlier of (a) the date on which you become a party to the Facility Agreement or (b) twelve months after the date of this letter.

6	No Representation; Consequences of Breach, etc

You acknowledge and agree that:

(a)	neither we nor any of our officers, employees or advisers (each a “Relevant Person”) (i) make any representation or warranty, express or implied, as to, or assume any responsibility for, the accuracy, reliability or completeness of any of the Confidential Information or any other information supplied by us or any member of the Group or the assumptions on which it is based or (ii) shall be under any obligation to update or correct any inaccuracy in the Confidential Information or any other information supplied by us or any member of the Group or be otherwise liable to you or any other person in respect of the Confidential Information or any such information; and

(b)	we or members of the Group may be irreparably harmed by the breach of the terms of this letter and damages may not be an adequate remedy; each Relevant Person or member of the Group may be granted an injunction or specific performance for any threatened or actual breach of the provisions of this letter by you.

7	Entire Agreement; No Waiver; Amendments, etc
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(a)	This letter constitutes the entire agreement between us in relation to your obligations regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

(b)	No failure or delay in exercising any right or remedy under this letter will operate as a waiver thereof nor will any single or partial exercise of any right or remedy preclude any further exercise thereof or the exercise of any other right or remedy under this letter.

(c)	The terms of this letter and your obligations under this letter may only be amended or modified by written agreement between us.

8	Inside Information

You acknowledge that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and you undertake not to use any Confidential Information for any unlawful purpose.

9	Nature of Undertakings

The undertakings given by you under Part A of this letter are given to us and (without implying any fiduciary obligations on our part) are also given for the benefit of the Company and each other member of the Group.

(B)	MISCELLANEOUS

1	Third Party Rights

(a)	Subject to this paragraph (B)1 and to paragraphs (A)6 and (A)9, a person who is not a party to this letter has no right under the Contracts (Rights of Third Parties) Act 1999 (the “Third Parties Act”) to enforce or to enjoy the benefit of any term of this letter.

(b)	The Relevant Persons and each member of the Group may enjoy the benefit of the terms of paragraphs (A)6 and (A)9 subject to and in accordance with this paragraph (B)1 and the provisions of the Third Parties Act.

(c)	Notwithstanding any provisions of this letter, the parties to this letter do not require the consent of any Relevant Person or any member of the Group to rescind or vary this letter at any time.

2	Governing Law and Jurisdiction

(a)	This letter and the agreement constituted by your acknowledgement of its terms (the “Letter”) and any non-contractual obligations arising out of or in connection with it (including any non-contractual obligations arising out of the negotiation of the transaction contemplated by this Letter) are governed by English law.

(b)	The courts of England have non-exclusive jurisdiction to settle any dispute arising out of or in connection with this Letter (including a dispute relating to any non-contractual obligation arising out of or in connection with either this Letter or the negotiation of the transaction contemplated by this Letter).

3	Definitions

In this letter (including the acknowledgement set out below):

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“Confidential Information” means all information relating to the Company, any Obligor, the Group, the Facility which is provided to you in relation to the Finance Documents or Facility by us or any of our affiliates or advisers, in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:

(i)	is or becomes public information other than as a direct or indirect result of any breach by you of this letter; or

(ii)	is identified in writing at the time of delivery as non-confidential by us or our advisers; or

(iii)	is known by you before the date the information is disclosed to you by us or any of our affiliates or advisers or is lawfully obtained by you after that date, from a source which is, as far as you are aware, unconnected with the Group and which, in either case, as far as you are aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality.

“Facility Agreement” means the facility agreement entered into or to be entered into in relation to the Facility.

“Facility Interest” means a legal, beneficial or economic interest acquired or to be acquired expressly and specifically in or in relation to the Facility, whether as initial lender or by way of assignment, transfer, novation, sub-participation (whether disclosed, undisclosed, risk or funded) or any other similar method.

“Finance Documents” means the documents defined in the Facility Agreement as Finance Documents.

“Group” has the meaning give to the term “Borrower’s Group” in the Facility Agreement.

“Obligor” means the Company and any Security Party (as that term is defined in the Facility Agreement).

“Participant Group” means you, each of your holding companies and subsidiaries and each subsidiary of each of your holding companies (as each such term is defined in the Companies Act 2006).

“Permitted Purpose” means considering and evaluating whether to enter into the Facility.

“Syndication” means the primary syndication of the Facility.

Please acknowledge your agreement to the above by signing and returning the enclosed copy.

Yours faithfully

For and on behalf of

ING Bank N.V., London Branch

(in its capacity as Agent)

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To:	ING Bank N.V., London Branch
The Company

We acknowledge and agree to the above:

For and on behalf of

[Potential Lender]

Date: [●]

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EXECUTION PAGE

BORROWER

SIGNED by	)
for and on behalf of	)
COSTAMARE INC.	)

LENDERS

SIGNED by	)
for and on behalf of	)
ING BANK N.V., LONDON BRANCH	)

SWAP BANK

SIGNED by	)
for and on behalf of	)
ING BANK N.V.	)

MANDATED LEAD ARRANGER

SIGNED by	)
for and on behalf of	)
ING BANK N.V., LONDON BRANCH	)

AGENT AND SECURITY TRUSTEE

SIGNED by	)
for and on behalf of	)
ING BANK N.V., LONDON BRANCH	)

Witness to the above	)
signatures:	)

Name:

Address:

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